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FIRST FINANCIAL HOLDINGS, INC.
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FIRST FINANCIAL HOLDINGS, INC.
2440 Mall Drive
Charleston, South Carolina 29406
843-529-5933

December 20, 2010

Dear Shareholder:

You are cordially invited to attend the 2011 annual meeting of shareholders of First Financial Holdings, Inc. to be held at our office, located at 2440 Mall Drive, Charleston, South Carolina, on Thursday, January 27, 2011, at 5:30 p.m., Eastern Standard Time.

The Notice of Annual Meeting of Shareholders and Proxy Statement on the following pages describe the formal business to be transacted at the meeting.  During the meeting, we will also report on our operations.

SINCERELY,

R. WAYNE HALL
PRESIDENT AND CHIEF EXECUTIVE OFFICER

FIRST FINANCIAL HOLDINGS, INC.
2440 Mall Drive
Charleston, South Carolina 29406
843-529-5933

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
JANUARY 27, 2011

Notice is hereby given that the annual meeting of shareholders of First Financial Holdings, Inc. will be held at our office, located at 2440 Mall Drive, Charleston, South Carolina, on Thursday, January 27, 2011, at 5:30 p.m., Eastern Standard Time, for the following purposes:

Proposal 1:	To elect four directors each to serve for a three-year term;

Proposal 2:	To provide advisory approval of the compensation of our named executive officers;

Proposal 3:	To amend our Certificate of Incorporation to increase the number of authorized shares of common stock from 24,000,000 shares to 34,000,000 shares; and

Proposal 4:	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2011.

We will also consider and act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.  As of the date of this notice, we are not aware of any other business to come before the meeting.

The Board of Directors has fixed the close of business on November 29, 2010 as the record date for the annual meeting.  This means that shareholders of record at the close of business on that date are entitled to receive notice of, and to vote at, the meeting and any adjournments or postponements thereof.

Whether or not you plan to attend the meeting, please complete and sign the form of proxy which is solicited by the Board of Directors, or vote by telephone or over the Internet using the voting procedures described on your proxy card.  The proxy will not be used if you attend our annual meeting and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

DOROTHY B. WRIGHT CORPORATE SECRETARY
CHARLESTON, SOUTH CAROLINA DECEMBER 20, 2010

IMPORTANT:  Your prompt response will save us the expense of further requests for proxies in order to ensure a quorum at the meeting.  You may vote by completing, signing and mailing a proxy card.  Alternatively, you may vote by telephone or over the Internet by following the instructions on the proxy card.  Regardless of the number of shares you own, your vote is important.

TABLE OF CONTENTS
ANNUAL MEETING OF SHAREHOLDERS	1
INFORMATION ABOUT THE ANNUAL MEETING	1
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	4
PROPOSAL 1 – ELECTION OF DIRECTORS	6
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS	11
DIRECTORS’ COMPENSATION	17
EXECUTIVE COMPENSATION, COMPENSATION DISCUSSION AND ANALYSIS	18
AUDIT COMMITTEE MATTERS	32
PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION…………………………	38
PROPOSAL 3 – AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK .……………………	39
PROPOSAL 4 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	40
CORPORATE GOVERNANCE/NOMINATING COMMITTEE MATTERS	42
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	43
SHAREHOLDER PROPOSALS	43
OTHER MATTERS	44
ANNUAL REPORT ON FORM 10-K TO SHAREHOLDERS	44

PROXY STATEMENT
OF
FIRST FINANCIAL HOLDINGS, INC.
2440 MALL DRIVE
CHARLESTON, SOUTH CAROLINA 29406
843-529-5933

ANNUAL MEETING OF SHAREHOLDERS
JANUARY 27, 2011

The Board of Directors of First Financial Holdings, Inc. is using this Proxy Statement to solicit proxies from our shareholders for use at the annual meeting of shareholders.  We are first mailing this Proxy Statement and the enclosed form of proxy to our shareholders on or about December 20, 2010.

The information provided in this Proxy Statement relates to First Financial Holdings, Inc. and its wholly-owned subsidiaries, First Federal Savings and Loan Association of Charleston, First Southeast Insurance Services, Inc., Kimbrell Insurance Group, Inc., First Southeast Investor Services, Inc., and First Southeast 401(k) Fiduciaries, Inc.  First Financial Holdings, Inc. may also be referred to as “First Financial” and First Federal Savings and Loan Association of Charleston may also be referred to as “First Federal.”  A reference to “we,” “us” and “our” refers to First Financial and, as the context requires, First Federal.

INFORMATION ABOUT THE ANNUAL MEETING

Time and Place of the Annual Meeting

Our annual meeting will be held as follows:

Date:           Thursday, January 27, 2011
Time:           5:30 p.m., Eastern Standard Time
Place:           First Financial Holdings, Inc., 2440 Mall Drive, Charleston, South Carolina

Matters to Be Considered at the Annual Meeting

At the meeting, you will be asked to conider and vote upon the following proposals:

Proposal 1:	To elect four directors each to serve for a three-year term;

Proposal 2:	To provide advisory approval of the compensation of our named executive officers;

Proposal 3:	To amend our Certificate of Incorporation to increase the number of authorized shares of common stock to from 24,000,000 to 34,000,000; and

Proposal 4:	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2011.

We also will transact any other business that may properly come before the annual meeting.  As of the date of this Proxy Statement, we are not aware of any business to be presented for consideration at the annual meeting other than the matters described herein.

Who is Entitled to Vote?

We have fixed the close of business on November 29, 2010 as the record date for shareholders entitled to notice of and to vote at our annual meeting.  Only holders of record of First Financial’s common stock on that date are entitled to notice of and to vote at the annual meeting.  You are entitled to one vote for each share of First Financial common stock you own.  On November 29, 2010, there were 16,526,752 shares of First Financial’s common stock outstanding and entitled to vote at the annual meeting.

How Do I Vote at the Annual Meeting?

Proxies are solicited to provide all shareholders of record on the voting record date an opportunity to vote on matters scheduled for the annual meeting and described in these materials.  You are a shareholder of record if your shares of First Financial common stock are held in your name.  If you are a beneficial owner of First Financial common stock held by a broker, bank or other nominee (i.e., in “street name”), please see the instructions in the following question.

Shares of First Financial common stock can only be voted if the shareholder is present in person or by proxy at the annual meeting.  To ensure your representation at the annual meeting, we recommend you vote by proxy even if you plan to attend the annual meeting.  You can always change your vote at the meeting if you are a shareholder of record.

Voting instructions are included on your proxy card.  Shares of First Financial common stock represented by properly executed proxies will be voted by the individuals named on the proxy and in accordance with the shareholder’s instructions.  Where properly executed proxies are returned to us with no specific instruction as to how to vote at the annual meeting, the persons named in the proxy will vote the shares “FOR” the election of each of our director nominees, “FOR” the advisory approval of the compensation of our named executive officers, “FOR” the amendment of the Certificate of Incorporation to increase the number of authorized shares of common stock from 24,000,000 shares to 34,000,000 shares; and “FOR” the ratification of the appointment of Grant Thornton LLP. If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed proxy and acting thereunder will have the discretion to vote on these matters in accordance with their best judgment.  We do not currently expect that any other matters will be properly presented for action at the annual meeting.

You may receive more than one proxy card depending on how your shares are held.  For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children.  In this case, you will receive three separate proxy cards to vote.

What if My Shares Are Held in Street Name?

If you are the beneficial owner of shares held in street name by a broker, your broker, as the record holder of the shares, is required to vote the shares in accordance with your instructions.  If your common stock is held in street name, you will receive instructions from your broker that you must follow in order to have your shares voted.  Your broker may allow or require you to deliver your voting instructions via the telephone or the Internet.  Please see the instructions that have been provided by your broker.  If you do not give instructions to your broker, your broker may nevertheless vote the shares with respect to discretionary items, but will not be permitted to vote your shares with respect to non-discretionary items.  In the case of non-discretionary items, shares not voted are treated as “broker non-votes.” The proposals to elect directors and approve the compensation of our named executive officers described in this Proxy Statement are considered non-discretionary items; therefore, you must provide instructions to your broker in order to have your shares voted on these proposals.

If your shares are held in street name, you will need proof of ownership to be admitted to the annual meeting.  A recent brokerage statement or letter from the record holder of your shares would be an example of proof of ownership.  If you want to vote your shares of common stock held in street name in person at the annual meeting, you will have to obtain a written proxy in your name from the broker, bank or other nominee who holds your shares.

How Many Shares Must Be Present to Hold the Meeting?

A quorum must be present at the meeting for any business to be conducted.  The presence at the meeting, in person or by proxy, of at least a majority of the shares of First Financial common stock entitled to vote at the annual meeting as of the record date will constitute a quorum.  Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a Quorum Is Not Present at the Meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the shareholders present or represented by proxy may adjourn the meeting until a quorum is present.  The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless the meeting is adjourned for 30 days or more.  An adjournment will have no effect on the business that may be conducted at the meeting.

Vote Required to Approve Proposal 1:  Election of Directors

Directors are elected by a plurality of the votes cast, in person or by proxy, at the annual meeting by holders of First Financial common stock.  Accordingly, the four nominees for election as directors who receive the highest number of votes actually cast will be elected.  Pursuant to our Certificate of Incorporation, shareholders are not permitted to cumulate their votes for the election of directors.  Votes may be cast for or withheld from each nominee.  Votes that are withheld and broker non-votes will have no effect on the outcome of the election because the four nominees receiving the greatest number of votes will be elected.  Our Board of Directors unanimously recommends that you vote “FOR” the election of each of its director nominees.

Vote Required to Approve Proposal 2:  Advisory Approval of Executive Compensation

The advisory vote to approve the compensation of our named executive officers requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the annual meeting by holders of First Financial common stock.  Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal.  Broker non-votes do not constitute votes cast and therefore will have no effect on the approval of the proposal. Our Board of Directors unanimously recommends that you vote “FOR” approval of the compensation of our named executive officers.

Vote Required to Approve Proposal 3:  Amendment of the Certificate of Incorporation to Increase the Number of Authorized Common Shares

Approval of the amendment of the Certificate of Incorporation to increase the number of authorized shares of common stock requires the affirmative vote of a majority of the outstanding shares of First Financial common stock entitled to vote thereon.  Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal. Our Board of Directors unanimously recommends that you vote “FOR” the amendment of the Certificate of Incorporation to increase the number of authorized shares of common stock.

Vote Required to Approve Proposal 4:  Ratification of the Appointment of Independent Registered Public Accounting Firm

Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the annual meeting by holders of First Financial common stock.  Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal.  Our Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of the independent registered public accounting firm.

Who pays the cost of soliciting proxies?

We have retained Eagle Rock Proxy Advisors to help solicit proxies. We expect to pay $5,500 plus out-of-pocket expenses for its help.  Our directors, officers, and employees may also solicit proxies for us by mail, telephone, fax, e-mail, or in person. We will not pay our directors, officers, and employees any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks or similar entities representing street name holders for their expenses in forwarding proxy materials to their customers who are street name holders and obtaining their voting instructions.

May I Revoke My Proxy?

You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date;

•	notifying the Corporate Secretary of First Financial in writing before the annual meeting that you have revoked your proxy;

•	entering a new vote by telephone or over the Internet (following the instructions on the proxy card); or

•	voting in person at the annual meeting.

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting.  However, if your shares are held in street name, you must bring a validly executed proxy from the nominee indicating that you have the right to vote your shares.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, as of November 29, 2010, the voting record date, information regarding share ownership of:

•	those persons or entities (or groups of affiliated persons or entities) known by management to beneficially own more than five percent of First Financial’s common stock;

•	each non-employee director (including director nominees) of First Financial;

•	each employee director of First Financial;

•
each executive officer of First Financial or First Federal named in the Summary Compensation Table appearing under “Executive Compensation” below (known as “named executive officers”) who is not a director; and

•	all directors and named executive officers of First Financial and First Federal as a group.

Persons and groups who beneficially own more than five percent of First Financial’s common stock are required to file with the Securities and Exchange Commission, and provide a copy to us, reports disclosing their ownership pursuant to the Securities Exchange Act of 1934.  To our knowledge, no other person or entity, other than those set forth below, beneficially owned more than five percent of the outstanding shares of First Financial’s common stock as of the close of business on the voting record date.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC.  In accordance with Rule 13d-3 of the Securities Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if he or she has voting and/or investment power with respect to those shares.  Therefore, the table below includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.  In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are currently exercisable or exercisable within 60 days after the voting record date are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person’s percentage ownership.  These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership1	Percent of Shares of Common Stock Outstanding1
Beneficial Owners of More Than 5%
Wellington Management Co. LLP1 75 State Street Boston, MA 02109	884,929	5.35%
1	Based solely on a Schedule 13F, filed with the SEC on November 15, 2010.

Name of Beneficial Owner	Total Number of Shares Owned	Options Exercisable Within 60 Days	Total Beneficial Ownership of Common Stock1	Percent of Shares of Common Stock Outstanding
Director Nominees
Thomas J. Johnson2	41,296	834	42,130	3
D. Kent Sharples2	34,962	5,414	40,376	3
B. Ed Shelley, Jr.2	9,207	5,138	14,345	3
Hugh L. Willcox, Jr.2, 4	21,082	9,839	30,921	3

Non-Employee Directors
Paula Harper Bethea	16,878	834	17,712	3
Paul G. Campbell, Jr.	20,028	9,155	29,183	3
Ronnie M. Givens	22,338	3,051	25,389	3
Henry M. Swink	25,582	8,858	34,440	3

Employee Directors
A. Thomas Hood 4, 5	208,620	20,500	229,120	1.38%
James L. Rowe	16,268	11,319	27,587	3

Named Executive Officers Who Are Not Directors
R. Wayne Hall	12,319	9,500	21,819	3
Blaise B. Bettendorf	-0-	-0-	-0-	3
Richard A. Arthur	-0-	-0-	-0-	3
J. Dale Hall	1,000	-0-	1,000	3
All Directors and Executive Officers as a group (14 persons)				3.09%
1
The foregoing directors and executive officers have voting and investment power over the shares of common stock beneficially owned by them on November 30, 2010, except for the following shares over which the directors and executive officers disclaim voting and/or investment power:  Mr. Hood-5,681 shares owned by his spouse; Mr. Rowe-2,019 shares owned by his spouse; and Mr. Willcox-1,000 shares trustee transfer – brother, 1,257 shares held by his brother’s estate and 1,317 shares owned by his spouse.

2	Also a non-employee director.
3	Less than one percent of shares outstanding.
4	Mr. Willcox has 6,100 shares and Mr. Hood has 70,969 shares that are pledged as security.
5	Mr. Hood is also a named executive officer of First Financial.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors is currently composed of nine members and is divided into three classes.  One-third of the directors are elected each year to serve for a three-year period or until their respective successors are elected and qualified.  The Board of Directors selects nominees for election as directors, based on the recommendation of the Corporate Governance/Nominating Committee.  This committee is comprised solely of independent directors.

Thomas J. Johnson, D. Kent Sharples, B. Ed Shelley, Jr., and Hugh L. Willcox, Jr. have each been nominated for election to the Board for three-year terms.  Mr. Johnson, Dr. Sharples, and Mr. Willcox are currently members of the First Financial Board, and Dr. Shelley is currently a member of the First Federal Board.  If Dr. Shelley is elected, the Board will increase its size from nine to ten members. Each nominee has consented to being named in this Proxy Statement and to serving as a director on the Board of Directors of First Financial if elected.  It is intended that the proxies solicited by the Board will be voted for the election of Mr. Johnson, Dr. Sharples, Mr. Willcox, and Dr. Shelley.  If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of a substitute recommended by the Board, or the Board may adopt a resolution to amend our Bylaws to reduce the size of the Board.  At this time, the Board knows of no reason why any nominee might be unavailable to serve if elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES FOR ELECTION AS DIRECTORS OF FIRST FINANCIAL.

The following table sets forth certain information regarding the nominees for election at the meeting as well as information regarding those directors continuing in office after the meeting.

Name	Age 1	Year First Elected Director	Year Term Expires
Board Nominees
Thomas J. Johnson	60	1998	20142
D. Kent Sharples	67	1992	20142
B. Ed Shelley, Jr.	58	--	20142
Hugh L. Willcox, Jr.	64	2010	20142
Directors Continuing In Office
A. Thomas Hood	64	1987	2012
James L. Rowe	67	2002	2012
Henry M. Swink	65	2002	2012
Paula Harper Bethea	55	1996	2013
Paul G. Campbell, Jr.	67	1991	2013
Ronnie M. Givens	68	2004	2013
1		As of September 30, 2010.
2		Assuming election or re-election.

The following discussion presents the principal occupation and business and other experience during at least the last five years with respect to each of the nominees at the meeting:

THOMAS J. JOHNSON is currently Vice Chairman and has served as a director of First Financial since 1998 and as a director of First Federal since 2002.  He is President, Chief Executive Officer and Owner of F & J Associates, a company that owns and operates automobile dealerships in the southeastern United States and the U.S. Virgin Islands.  He serves on the Board of Directors of the South Carolina Automobile Dealers Association, the Board of Visitors of the Coastal Carolina University School of Business and the South Carolina Business Resources Board. He is a member of the National Automobile Dealers Association, the South Carolina Automobile Dealers Association and the Ford Lincoln Mercury Dealers Association.  He is active in community service as a member of the South Carolina Minority Business Network, the Board of Trustees of Shaw University and the Conway, South Carolina and Myrtle Beach, South Carolina Chambers of Commerce.

D. KENT SHARPLES has served as a director of First Financial since 1992 and served as a director of Peoples Federal Savings and Loan Association (an institution acquired by First Financial and later merged into First Federal) from 1984 through 1999. Dr. Sharples has been President of Daytona Beach Community College (now known as Daytona State College), Daytona Beach, Florida since July 1999.  From July 1980 to July 1999, he was President of Horry-Georgetown Technical College, Conway, South Carolina.  He has been active in numerous civic associations, serving as President of the United Way of Horry County, President of the Myrtle Beach Rotary Club, Chairman of the Horry County Economic Development Board, Chairman of the Subcommittee of the Area Transportation Council, a member of the Board of Directors of Grand Strand YMCA, a member of the Myrtle Beach Chamber of Commerce, and a member of the Georgetown Propeller Club. He was awarded the Order of the Palmetto for his contributions to South Carolina.  In 1990, Dr. Sharples was also appointed by then Secretary of Labor Elizabeth Dole to serve as a member of the Secretary’s Advisory Commission on work-based learning.

B. ED SHELLEY, JR. has served as a director of First Federal since 2002.  He has been involved with the private practice of radiology for 29 years and has served as past President for Carolina Radiology Associates, LLC for 18 years.  He was previous Chief of Staff of Grand Strand Regional Medical Center and previous President of the South Carolina Radiological Society.  Dr. Shelley has served as a Counselor of the American College of Radiology (ACR) and is a Fellow of the ACR.  He was a previous Board member of the United Way and is an elder of the First Presbyterian Church in Myrtle Beach, South Carolina.  Dr. Shelley has participated in multiple medical mission trips to third world countries and is Chairman of the Board of 836 Ministries.  He was on the Parent Advisory Board of Wofford College in Spartanburg, South Carolina.  Dr. Shelley is involved in several businesses outside of radiology including real estate development, and pharmaceutical and software sales.

HUGH L. WILLCOX, JR. has served as a director of First Federal since 2002, and First Financial since January 2010.  Mr. Willcox is a Senior Partner in the law firm of Willcox, Buyck, and Williams, PA, of Florence, South Carolina, and Surfside Beach, South Carolina. He is a member of numerous professional organizations, including the Association of Defense Trial Attorneys and the American Board of Trial Advocates.  Mr. Willcox is active in community affairs where he has served on the Board of Directors for the Florence Museum, Florence Kiwanis Club, Pawleys Island Civic Association, the Hospice Foundation, the University of South Carolina Alumni Association and as Chairman of the Zoning Board of Appeals for the Town of Pawleys Island, South Carolina.  He is currently a member of the Kiwanis Agricultural Society.

The present principal occupation and business and other experience during at least the last five years of each director continuing in office are set forth below:

Paula Harper Bethea joined First Financial’s and First Federal's Boards of Directors in 1996 and has served as chairman since 2009. She was one of nine South Carolinians chosen in 2001 to establish the South Carolina Education Lottery, and is now its Executive Director. Prior to this position, Ms. Bethea was with the McNair Law Firm from 2006 to 2009 where she served as Director of External Relations. A native of Hampton County, Mrs. Bethea is a graduate of the University of South Carolina. In 1998 she was awarded the Algernon Sydney Sullivan Award by the University of South Carolina, and in 2003 she was awarded the Columbia College Medallion, the most distinguished commendation bestowed by the college where she is a former Board Chair. Ms. Bethea is Vice Chairman of the Board at Presbyterian College, a member Emeritus of the Board of the Medical University of South Carolina Foundation, and past chairman of the Board of the Heart and Vascular Center at MUSC.

 Currently, she is Chairman Emeritus of the Board of Governors of United Way of America. She is a past member of the Board of United Way International, former Chairman of United Way of South Carolina, and of Beaufort County. In addition, Ms. Bethea is a former Board Chair of the Hilton Head Island Chamber of Commerce, Chairman of the Centers of Economic Excellence Board and the Wilkins

Forum at Furman University. She is a founding Board member of the Palmetto Institute, and is currently Vice Chairman of the Board of the South Carolina Research Foundation. She served in 1991 on the State Chamber's Task Force for Restructuring State Government and was a member and a Subcommittee Chairman of the Governor's Commission on Restructuring. Governor Campbell presented the Order of the Palmetto, South Carolina's highest award for volunteer service, to Ms. Bethea in 1992. In 2006, she and her husband Bill were South Carolina’s Business Leaders of the Year.

Paul G. Campbell, Jr. was elected to First Financial’s and First Federal's Boards of Directors in 1991. Mr. Campbell is the retired President of the Southeast Region for Alcoa Primary Metals, the world's leading aluminum reduction company. He continues to work for Alcoa as a consultant. He is a graduate of Clemson University and received a master's degree from Jacksonville University. In addition to membership in several professional organizations, Mr. Campbell is past President of the American Institute of Mining, Metallurgical and Petroleum Engineers, a global professional society. He is past President of the Coastal Carolina Council of the Boy Scouts of America, Charleston Trident United Way, Berkeley County Chamber of Commerce, the Minerals, Metals and Material Society (TMS) and the TMS Foundation. He is past Chairman of the South Carolina Chamber of Commerce. Mr. Campbell is on the Board of Governors of the School of Business and Economics of the College of Charleston and was on the Board of Visitors of Clemson University and the Clemson Engineering Advisory Board. He also serves on the Trident Technical College Foundation. He was on the Board of Directors for the South Carolina Public Service Authority (Santee Cooper) and is past Chairman of the Board for the South Carolina Manufacturer's Alliance. Mr. Campbell was recognized by Governor Campbell as an Economic Development Ambassador for South Carolina, and in 1999, was awarded the Order of the Palmetto, South Carolina’s highest award for volunteer service. In 2007 he was elected to the South Carolina Senate, and re-elected in November 2008 to represent District 44 in Berkeley County.

Ronnie M. Givens has served as a Director of First Financial since December 2004. Mr. Givens is a Certified Public Accountant with over 40 years of professional experience. He is a member of Dixon Hughes PLLC, a certified public accounting and business advisory firm which has 24 offices in 8 states and is the only regional firm in the Charleston area. Prior to his firm merging with Dixon Hughes on November 1, 2006, Mr. Givens he was a founding member of Gamble Givens & Moody LLC. His professional affiliations include memberships in the American Institute of Certified Public Accountants (AICPA) and the South Carolina Association of Certified Public Accountants (SCACPA). He serves on a number of boards within the community including The Charleston Regional Naval Complex Redevelopment Authority, The Berkeley Chamber of Commerce, Southeastern Wildlife Exposition and the Charleston Southern University Charleston Interstate Development Corporation Board.

          A. Thomas Hood is President of First Federal and served as President and Chief Executive Officer of First Financial from July 1996 to May 2010. He also serves on the Boards of First Financial, First Federal, First Southeast Insurance Services, Inc. and Kimbrell Insurance Group, Inc. Mr. Hood began his career with us in 1975 and was elected to the Board of Directors in 1987. Mr. Hood was named President and Chief Executive Officer of First Federal in February of 1995 and President and Chief Executive Officer of First Financial in July of 1996. He is a graduate of The Citadel and is licensed as a Certified Public Accountant.

Mr. Hood serves on the Board of the Charleston Education Network, a public education advocacy organization.  He is also a member of the Board of The Education Foundation.  Mr. Hood is a member of Focus Partners, a group focused on funding new initiatives in public education.  He is a member of the Executive Committee and past Chairman of the Board of Directors of the Trident United Way (TUW) and has chaired the Community Investments Committee for TUW. He serves on TUW’s Success By Six Committee. He is also a member of the Development/Advisory Board for the Citadel School of Education and was honored as a 2009 Citadel “Wall of Fame” award recipient for his longstanding support of education in the Charleston, South Carolina region.  In May of 2009, Mr. Hood received an Honorary Doctorate of Law degree from Charleston Southern University.

Mr. Hood is involved in numerous professional and community organizations, including the Board of Directors of the Business Development Corporation of South Carolina; he is Chairman of the Charleston Regional Health Council (in formation); he serves on the Board and Executive Committee of the Charleston Chamber Foundation Board; he is a member of the Charleston Metro Chamber of Commerce’s BAC-PAC. He serves on the Board of The Salvation Army where he is a past Chairman of the Advisory Board and a recipient of the “Others” award; he has served as a member of the Thrift Industry Advisory Committee, an advisory group to the Federal Reserve Board of Governors.  Mr. Hood has previously served as a member and Chairman of the Financial Institutions Accounting Committee, a national banking trade association committee.

James L. Rowe is President of First Southeast Insurance Services, Inc. and Kinghorn Insurance Services, Inc., each subsidiaries of First Financial.  Mr. Rowe is active in community affairs, having served as Director on the Hilton Head/Bluffton Chamber of Commerce Board, Director for Palmetto Electric Cooperative, member of Central Electric Power Cooperative, Inc., Commissioner for Broad Creek Public Service District and a member and past President of the VanLandingham Rotary Club.  Mr. Rowe is past Director for Lutheran Homes of South Carolina and President of Rowe Farm LLC.  He has served on various insurance company/agency councils and was the recipient of the Young Agent of the Year Award in 1984 and Independent Agent of the Year Award in 2001, which were presented by the Independent Insurance Agents of South Carolina.   He previously served two three-year terms on the Board of Directors for the Independent Insurance Agents of South Carolina.

Henry M. Swink is President of McCall Farms, Inc. a food processing company that manufactures and markets canned fruits and vegetables throughout the Southeast.  From 1996 until 2002, he served as Director of Peoples Federal Savings and Loan Association, a federally insured subsidiary of First Financial, until its merger with First Federal on August 30, 2002.  Mr. Swink is active in various civic activities having been a member of the Florence Kiwanis Club for 35 years.  He is Chairman of the Advisory Board for Carolina Hospital Systems, serves on the Doctors Bruce-Lee Foundation, and chairs the Finance Committee of this Foundation.  He is an active member of the Effingham Presbyterian Church and has served on the Session for 25 years.  He currently serves on the Board of the Legislative Audit Council and the Clemson University Board of Visitors.

The following table identifies the experience, qualifications, attributes and skills that led to the Selection of the members of the Board of Directors of First Financial.

DIRECTORS	CEO or President of Public Company	CEO or President	Director of Other Public Compan-ies or Large Enterpri-ses	CPA or Finan-cial Expert	Attor-ney	Audit Commit-tee Experi-ence	Comp/ Benefits Commit-tee Experi-ence	Strong Com-munity Presence/ Involve-ment	Banking Expertise or Prior Bank Board Experi-ence	Insur-ance Exper-tise	Know-ledge of Local Real Estate Markets
Paula Harper Bethea		√	√			√	√	√	√		√
Paul G. Campbell		√	√			√	√	√	√		√
Ronnie M. Givens				√		√	√	√	√		√
A. Thomas Hood	√	√		√		√	√	√	√	√	√
Thomas J. Johnson		√				√	√	√	√		√
James L. Rowe		√	√					√		√	√
D. Kent Sharples		√				√	√	√	√
B. Ed Shelley, Jr.						√	√	√	√		√
Henry M. Swink		√				√	√	√	√		√
Hugh L. Willcox, Jr.					√	√	√	√	√	√	√

The Corporate Governance/Nominating Committee and the Board believe that each director brings to the Board his or her own unique background and particular expertise. This provides the Board with the necessary and appropriate mix of skills, characteristics and attributes that enable the Board to work together in a professional and collegial atmosphere and that are required for the Board to fulfill its oversight responsibility to our shareholders.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE MATTERS

Board of Directors

First Financial’s Board of Directors conducts its business through Board meetings and through its committees. During the fiscal year ended September 30, 2010, the Board held 22 meetings.  No director attended less than 75 percent of the total meetings of the Board and committees on which the director served during this period for First Financial.

Committees and Committee Charters

The Board of Directors has standing Executive, Compensation/Benefits, Audit and Corporate Governance/Nominating committees.  All committees have adopted written charters and they are available on our website at www.firstfinancialholdings.com.

The following table lists the membership of the standing committees of the Board of Directors:

Directors	Executive	Compensation/ Benefits	Audit	Corporate Governance/ Nominating
Paula Harper Bethea	√1	√		√1
Paul G. Campbell, Jr.		√	√	√
Ronnie M. Givens	√	√	√2
A. Thomas Hood	√
Thomas J. Johnson	√			√
James L. Rowe
D. Kent Sharples		√1	√
Henry M. Swink	√		√	√
Hugh L. Willcox, Jr.		√	√
1	Chairman
2	Chairman and designated financial expert

The Executive Committee did not meet during the fiscal year ended September 30, 2010.  The full Board meets in executive session, both with and without the presence of management directors.

The Audit Committee meets at least quarterly to:

•	monitor the integrity of the financial reporting process and systems of internal controls regarding finance, accounting, regulatory and legal compliance;

•	appoint, compensate and oversee the work of the independent registered public accounting firm employed for the purpose of preparing an audit report or related work; and

•	facilitate communication among the independent registered public accounting firm, management, employees, the chief risk officer, the internal audit service provider and the Board of Directors.

This committee met eight times during the fiscal year ended September 30, 2010.  For additional information regarding the Audit Committee, see the section of this Proxy Statement entitled “Audit Committee Matters.”

The Compensation/Benefits Committee reviews compensation policies and benefit plans of First Financial, grants stock options and recommends compensation for executive management.  This Committee held seven meetings during the fiscal year ended September 30, 2010.

The Corporate Governance/Nominating Committee implements policies and processes regarding corporate governance issues and assesses board and committee membership needs. The Corporate Governance/Nominating Committee met five times during the fiscal year ended September 30, 2010.  For additional information regarding the Corporate Governance/Nominating Committee, see “Corporate Governance/Nominating Committee Matters” included herein.

Board Leadership

The Board is committed to strong, independent Board leadership and believes that objective oversight of management performance is a critical aspect of effective corporate governance.  A substantial majority of our Board members are independent directors; our key Board committees – Audit, Compensation/Benefits and Corporate Governance/Nominating – are comprised solely of, and chaired by, independent directors.  At each regularly scheduled Board meeting, the non-management directors meet in executive session without management directors.

In addition, we have an independent non-executive Chairman of the Board.  The current structure allows the chief executive officer to attend to day-to-day business, while the Chairman leads the Board of Directors.

The Board regularly deliberates and discusses its appropriate leadership structure and its role and responsibilities based upon the needs of First Financial in order to provide effective, independent oversight of management.

The Board’s Role in Risk Oversight

The Board fulfills its risk oversight function primarily though its key committees, which report to the full Board and are comprised solely of independent directors.  In addition, the full Board periodically receives reports and information about our risk management program directly from management.

Each of the Board’s committees is responsible for oversight of specific risks. The Audit Committee oversees our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. The Audit Committee also oversees our internal audit function which has been outsourced to a third-party service provider.

The Compensation/Benefits committee meets at least semiannually to discuss and evaluate employee compensation plans (1) in light of any risks posed to First Financial by these plans and (2) to ensure that these plans do not encourage the manipulation of First Financial’s reported earnings to enhance employee compensation.

Each of the committees is also responsible for overseeing reputation risk related to its specific responsibilities.  To provide appropriate oversight of risk without unnecessary duplication, the committee chairs communicate as they deem advisable regarding risk issues, and directors are usually members of more than one committee to foster cross-committee communication.

Board Evaluation and Education

In alternating years, the Board, and the Audit, Compensation/Benefits and Corporate Governance/Nominating Committees evaluate their own effectiveness.  The Board views self-evaluation as an ongoing process designed to achieve high levels of Board and committee performance.  The Board of Directors conducted committee evaluations during the fiscal year ended September 30, 2010. The evaluation covered preparation, knowledge and expertise, attendance and commitment, shareholder alignment, judgment and skills, and participation and contribution to collective decision-making.  The Board continues to review and work for improvement where opportunities are identified.

Directors receive ongoing continuing education through educational sessions at meetings and receive information about ongoing developments relevant to First Financial and our industry.  The Board also encourages directors to participate in continuing education programs and reimburses directors for the expenses of such participation.

Corporate Governance

We and our affiliates and subsidiaries are committed to maintaining high standards of corporate governance.  Our executive officers and the Board of Directors have worked together to establish a comprehensive set of corporate governance initiatives that they believe will serve the long-term interests of First Financial’s shareholders and employees.  These initiatives are intended to comply with the provisions contained in the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC adopted thereunder, and the Nasdaq rules.  The Board will continue to evaluate and improve our corporate governance principles and policies as appropriate.

Director Independence.  In compliance with SEC and Nasdaq rules, the Board is comprised of a majority (78%) of independent directors.  All members of the Audit, Compensation/Benefits and Corporate Governance/Nominating Committees are independent consistent with SEC and Nasdaq rules. The members of these committees do not have any relationship to First Financial that may interfere with the exercise of their independence from management and First Financial.  None of the members of these committees is a current or former officer or employee of First Financial or its affiliates.  The Board has determined that all members of the Board are independent, except for A. Thomas Hood, President of First Federal, and James L. Rowe, President of First Southeast Insurance Services, Inc.

Code of Business Conduct and Ethics.  We have had a written code of conduct for our officers, directors and employees since 1988.  On May 27, 2010, the Board of Directors adopted a revised Code of Business Conduct and Ethics for our officers (including the senior financial officers), directors and employees.  The Code of Business Conduct and Ethics requires our officers, directors and employees to maintain the highest standards of professional and ethical conduct.  The Code includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of the Code.  A copy of the Code of Business Conduct and Ethics is posted on our website at www.firstfinancialholdings.com.

Securities Trading Policy.  Directors and certain officers may not engage in any transaction in which they may profit from short-term speculative swings in the value of First Financial’s securities.  This includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) and hedging transactions, such as zero-cost dollars and forward sale contracts.  In addition, this policy is designed to ensure compliance with all SEC insider trading rules.

Shareholder Communication with the Board of Directors. The Board has established a process for shareholders and other interested parties to communicate directly with the Chairman of the Board of First Financial or with the non-management directors individually or as a group.  Any shareholder or other interested party who desires to contact one or more of the directors, including the Chairman of the Board, may send a letter to the following address:

Board of Directors (or Chairman or name of individual director)
c/o Dorothy B. Wright, Corporate Secretary
First Financial Holdings, Inc.
2440 Mall Drive
Charleston, SC  29406

All such communications will be forwarded to the appropriate director or directors specified in such communications as soon as practicable.

In addition, any shareholder or interested party who has any concerns or complaints relating to accounting, internal accounting controls or auditing matters, may contact the Audit Committee by writing the following address:

First Financial Holdings, Inc. Audit Committee
c/o Dorothy B. Wright, Corporate Secretary
First Financial Holdings, Inc.
2440 Mall Drive
Charleston, SC  29406

Annual Meeting Attendance by Directors.  Directors are encouraged to attend our annual meeting of shareholders, but we do not have a formal policy regarding attendance.  We cover or reimburse the directors for all reasonable out-of-pocket expenses associated with attendance at annual meetings.  All members of the Boards of Directors of First Financial and First Federal attended the 2010 annual meeting of shareholders.

Related Party Transactions.  First Federal has followed a policy of granting loans to officers and directors which fully complies with all applicable federal regulations. Loans and extensions of credit to directors and executive officers are made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender (unless the loan or extension of credit is made under a benefit program generally available to all employees), in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features. Loans in amounts up to $15,000 are granted pursuant to First Federal’s normal approval procedures. Loans in excess of $15,000 are required to be reviewed by the First Federal Directors’ Loan Committee and approved by the First Federal Board of Directors. Loans and aggregate loans of $500,000 or greater are reviewed and approved by First Federal’s Board of Directors, pursuant to Regulation O of the Federal Reserve Board.  All loan approvals and review procedures are governed by written policies.

Business loans to directors, executive officers and their related persons are not made with preferential rates or terms.  Personal loans, including residential mortgage loans, to those individuals may be made with favorable rates under applicable federal law, so long as those rates are the same as those available to all non-officer employees of First Financial. In accordance with the policy, these favorable rates return to market rates and terms in effect at the time of origination when the director or executive officer ceases to be affiliated with First Financial.

The following table reflects loans to directors and named executive officers who, during fiscal 2010, had aggregate indebtedness to First Federal that exceeded $120,000 at below market rates.

Name	Type of Loan1	Interest Paid in Fiscal 2010 ($)	Loan Rate at Sept. 30, 2010	Rate Discount 2	Largest Principal Balance in Fiscal 2010 ($)	Principal Balance At Sept. 30, 2010 ($)
Executive Officers:
R. Wayne Hall	First Mortgage	5,612	1.50%	1.75%	379,285	368,016
	Consumer Real Estate – Second Mortgage	118	1.875%	1.50%	100,000	100,000
Blaise B. Bettendorf	First Mortgage	1,413	1.375%	1.75%	520,000	518,832
A. Thomas Hood	First Mortgage	12,467	1.375%	1.75%	979,000	979,000
Richard Arthur	First Mortgage Construction	0	1.375%	1.75%	$03	0
Directors:
Paul G. Campbell, Jr.	First Mortgage	6,262	1.50%	1.75%	460,500	449,280
James L. Rowe	First Mortgage	5,868	1.375%	1.75%	975,000	968,417
D. Kent Sharples	First Mortgage	17,411	1.375%	1.75%	1,175,000	1,143,749
Hugh L. Willcox, Jr.	First Mortgage	6,354	2.375%	1.75%	230,616	223,096
1	Origination and underwriting fees are waived on all first mortgage loans made under the employee loan program.
2
First Mortgages:  Preferential rates are 1% over the one year constant treasury compared with customers’ rates which are generally 2.75% over the same index.  Preferential rates for Consumer Real Estate loans (first or second mortgage) are 1.50% over the one year constant treasury compared with customers’ rates which are generally 3.00% over the same index.

3	As of September 30, 2010, no disbursements have been made on this $500,000 construction line.

We lease office space from Mr. Rowe, one of our directors, at prevailing market rates.  During the fiscal year ended September 30, 2010, the total payments made under such leases were $324,203 of which $212,651 constitutes Mr. Rowe’s interest.  When insurance agencies are purchased, we will often lease the office space from the previous owner. These transactions are approved by First Financial’s Board of Directors as part of the approval of the acquisition and leases are executed at the closing.

First Federal purchases automobiles through the Ford Motor Company Fleet Program which allows automobiles to be purchased at current fleet prices or prevailing market prices, whichever is lower.  Mr. Johnson, one of our directors, owns several car dealerships and some automobiles are purchased from his dealerships.  During the fiscal year ended September 30, 2010, the total payments made to Mr. Johnson’s dealerships were $203,813. Several times during the year, First Federal compares market pricing among Ford dealerships to ensure we are receiving the best possible prices.

DIRECTORS’ COMPENSATION

The following table sets forth information regarding the compensation earned by or awarded to each director who served on our Board of Directors during the fiscal year ended September 30, 2010, with the exception of A. Thomas Hood, who is President of First Federal and whose compensation is reflected below under “Executive Compensation.”

Name	Fees Earned or Paid in Cash ($)1	Stock Awards ($)2	Option Awards ($)3	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)4	Total ($)
Paula Harper Bethea	33,075	-0-	-0-	-0-	-0-	6,950	40,025
Paul G. Campbell, Jr.	26,808	-0-	-0-	-0-	-0-	-0-	26,808
Ronnie M. Givens	28,875	-0-	-0-	-0-	-0-	5,000	33,875
Thomas J. Johnson	31,875	-0-	-0-	-0-	-0-	-0-	31,875
James L. Rowe	-0-	-0-	-0-	-0-	-0-	-0-	-0-
D. Kent Sharples	29,675	-0-	-0-	-0-	-0-	1,650	31,325
Henry M. Swink	26,608	-0-	-0-	-0-	-0-	1,650	28,258
Hugh L. Willcox, Jr.	28,542	-0-	-0-	-0-	-0-	1,800	30,342
1	Please see the description of directors’ fees below.
2	As of September 30, 2010, the directors had no shares of restricted stock outstanding.
3	As of September 30, 2010, the non-employee directors had an aggregate of 43,283 stock option awards outstanding, none of which were granted during the 2010 fiscal year.
4	Consists of payments to travel to Board of Director meetings and company-matched charitable donations.

Non-employee members of First Financial’s Board who also serve on First Federal’s Board receive monthly fees of $1,900, except the Chairman and Vice Chairman of the Board, who receive monthly fees of $2,400 and $2,150, respectively. Non-employee members who serve on the Board of either First Financial or First Federal receive monthly fees of $1,667. First Financial’s Audit Committee members each receive an additional annual fee of $2,000 and the Audit Committee Chairman receives an additional annual fee of $6,000. Directors also receive $1,250 per day for attending all day joint meetings (with First Financial’s management) for strategic planning purposes. These meetings are generally scheduled to occur twice each year.  The Chairman of First Financial’s Compensation/Benefits Committee receives an annual fee of $3,000 and members of this committee receive an annual fee of $1,000.  Non-employee directors who serve on First Financial’s non-banking subsidiary boards were paid $200 to $500 on a quarterly basis.  Each director is also entitled to reimbursement for his or her reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board of Directors or its committees and related activities, including director education courses and materials.

The 2004 Outside Directors Stock Options-For-Fees Plan was approved by shareholders at the 2004 annual meeting of shareholders.  In addition to outside directors, the plan also allowed advisory and emeritus directors of First Financial and its subsidiaries to participate in the plan. Under this plan, eligible directors may elect to receive stock options in lieu of cash compensation.  In fiscal 2008, this plan was replaced by the 2007 Equity Incentive Plan. No equity incentive awards or options were given to directors in fiscal 2010. Directors were eligible to defer their cash payments in fiscal 2010; however, no First Financial director elected to do so.

The 2005 Performance Equity Plan for Non-Employee Directors was approved by shareholders at the 2005 annual meeting of shareholders.  Under this plan, the Boards of Directors of First Financial and First

Federal specified performance targets for First Financial and First Federal, as appropriate, and the percentage of total Board fees eligible for conversion to shares of First Financial common stock upon the attainment of the performance targets.  Performance targets (return on equity) for fiscal years 2009 and 2010 were not achieved and thus no shares were or will be distributed to directors in February 2010 or 2011 under this plan.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Overview and Philosophy

Our compensation program is designed to attract and retain high quality executive officers and management team members.  We believe that a competitive compensation program is an important tool to attract and retain talented executives capable of leading our business in the complex and competitive environment in which we operate.  The program directly links pay to performance to ensure that executive compensation is aligned with our strategic goals.  We believe that an executive’s compensation should be tied to delivering value to our shareholders.  The Board of Directors approves and oversees our executive compensation program.  The Compensation/Benefits Committee, which consists of independent directors, reviews our compensation policies and benefit plans, grants stock options, reviews the performance of the Chief Executive Officer and recommends compensation for all members of executive management.  All executive compensation recommendations are subject to final approval by the Board of Directors.

Key elements of compensation for our executive officers typically include an annual cash incentive award and equity-based awards.  The annual cash incentive award is directly linked to specific corporate and personal goals. Base salary, 401(k), profit sharing and other fringe benefits are the remaining components of the total annual compensation package.  However, as discussed in greater detail below, several of these elements have been suspended due to the current economic state, and to insure that we are compliant with the United States Department of the Treasury’s (“Treasury”) Troubled Asset Relief Program (discussed below).

We provide a portion of total annual compensation in the form of equity based-awards to ensure the interests of our executive officers are directly aligned with those of our shareholders.  The terms of equity grants (e.g., vesting), together with our stock ownership guidelines, encourage long-term stock ownership by our executive officers and further motivate the creation of long-term shareholder value.

Impact of Recent Legislation on Executive Compensation. Effective December 5, 2008, First Financial completed the sale to the Treasury of 65,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, with a related warrant to purchase 483,391 shares of First Financial’s common stock.  The issuance was the result of the Treasury’s approval of First Financial’s application to participate in the Treasury’s Capital Purchase Program, which was established by Treasury pursuant to the authority granted by the Emergency Economic Stabilization Act of 2008 (the “EESA”).  The EESA authorizes the Treasury to purchase from financial institutions and their holding companies up to $700 billion in mortgage loans, mortgage-related securities and certain other financial instruments, including debt and equity securities issued by financial institutions and their holding companies in a Troubled Asset Relief Program (“TARP”). First Financial was required to make certain changes to its executive compensation arrangements to comply with the provisions of the EESA.

On October 9, 2009, First Financial completed an underwritten public offering of its common stock, in which it received aggregate gross proceeds of $74.7 million.  The aggregate proceeds from the offering exceeded the $65.0 million of funds received from the Treasury under the TARP Capital Purchase Program.  As a result, the number of shares underlying the Warrant was reduced to 241,696 shares and this change was approved by the Treasury on November 25, 2009.

Effective February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009 (“ARRA”).  The ARRA amends the provisions of the EESA that are applicable to TARP recipients, such as First Financial.  Accordingly, First Financial is now subject to additional limitations on executive compensation, including a provision for recovery of bonus, retention awards, or incentive compensation paid based on earnings, revenue, gains or other criteria later found to be materially inaccurate, a prohibition on making golden parachute payments, a prohibition on paying or accruing any bonus, retention award or incentive compensation (except for certain grants of long-term restricted stock), and providing tax gross-ups.  These restrictions and prohibitions apply to various First Financial officers, as discussed in greater detail below.

Determination of Executive Compensation

To maintain a fair and equitable compensation program and to offer a competitive wage to attract and retain the best qualified executives, job descriptions are reviewed and, if necessary, revised annually.  Job descriptions of the executive officers were used in the job evaluation process and this process established the relative internal value of jobs within First Financial and First Federal.  A series of five compensable factors are used to determine the value of the jobs:  knowledge and skills, problem solving and decision making, scope of accountability, impact and internal/external contacts.

The chief executive officer reviews the performance of each named executive officer.  Considerations include experience, management skills, long-term performance, performance during the current fiscal year, individual accomplishments and performance with respect to corporate and personal goals.  Along with those factors, the chief executive officer also considers then-current shareholder returns, operating results, asset quality, asset-liability management, regulatory compliance, economic conditions, external events that affect our operations, the competitiveness of the executive’s total compensation and our ability to pay an appropriate and competitive salary.  The conclusions and recommendations of the chief executive officer are presented to the Compensation/Benefits Committee, which can accept the recommendations or exercise its discretion in modifying any recommended salary adjustments or awards to executive officers.  The chief executive officer’s performance is reviewed by the Compensation/Benefits Committee and it makes recommendations to the Board for his compensation.  All executive compensation recommendations are subject to final approval by the Board of Directors.

In October 2009, the Compensation/Benefits Committee utilized EquilarInsightTM, a tool for benchmarking executive compensation and analyzing chief executive officer and executive pay trends, to aid in the identification of a peer group of publicly-traded companies. In order to benchmark our compensation program and compensation levels, the Compensation/Benefits Committee evaluated the compensation practices of a broad range of companies in the financial services industry with assets of $2.5 to $4.0 billion and mean assets of $3.4 billion in December 2008.  The peer group is comprised of federally chartered savings banks, savings and loans and national and state chartered banks. First Financial’s peer group consists of the following 31 financial institutions:

•  Bancfirst Corp. (OK)
•  Bank Of The Ozarks, Inc. (AR)
•  Capital City Bank Group, Inc. (FL)
•  Chemical Financial Corp. (MI)
•  Community Trust Bancorp, Inc. (KY)
•  First Financial Bancorp (OH)
•  First Financial Bankshares, Inc. (TX)

•  First Merchants Corp. (IN)
•  First Place Financial Corp. (OH)
•  First State Bancorporation (NM)
•  Frontier Financial Corp. (WA)
•  Green Bankshares, Inc. (TN)
•  Harleysville National Corp. (PA)
•  Independent Bank Corp. (MA)

•  Independent Bank Corp. (MI)
•  Integra Bank Corp. (IN)
•  Lakeland Bancorp, Inc. (NJ)
•  Mainsource Financial Group (IN)
•  Midwest Banc Holdings, Inc. (IL)
•  Old Second Bancorp, Inc. (IL)
•  Renasant Corp. (MS)
•  Republic Bancorp, Inc. (KY)
•  S&T Bancorp, Inc. (PA)

•  Sandy Spring Bancorp, Inc. (MD)
•  SCBT Financial Corp. (SC)
•  Simmons First National Corp. (AR)
•  Superior Bancorp (AL)
•  TierOne Corp. (NE)
•  Washington Trust Bancorp, Inc. (RI)
•  West Coast Bancorp (OR)
•  WSFS Financial Corp. (DE)

In addition to reviewing a performance comparison of these financial institutions, the Compensation/Benefits Committee reviewed reports analyzing each named executive officer’s total compensation. This allowed the Compensation/Benefits Committee to compare performance and compensation rankings of the named executive officers of our peer financial institutions to those of First Financial.

The Compensation/Benefits Committee believes that our most direct competitors for executive talent are not necessarily the companies that would be included in an established peer group.  Successful executives in the banking industry generally have a broad range of opportunities in the financial industry either with larger or smaller institutions, or with related industry groups or unrelated industry groups in some instances (a chief financial officer, for example).  Many of these companies are not publicly traded.  The Compensation/Benefits Committee’s annual compensation reviews permit an ongoing evaluation of the link between our performance and executive compensation in this greater context.

Components of Executive Compensation

Our executive compensation program is intended to link management’s pay with our annual and long-term performance.  The program includes both short-term cash compensation and long-term equity compensation.  Typically, the principal components of targeted compensation for the named executive officers are:

•	base salary;
•	annual incentive award;
•	long-term equity incentive compensation;
•	401(k) savings plan contributions;
•	profit sharing contributions; and
•	certain perquisites.

In January 2009, in an effort to control expenses during difficult economic times, First Financial announced that no annual incentive awards would be given to any member of its management team and that the company’s matching contributions to the 401(k) savings plan and profit sharing contributions would be discontinued for the foreseeable future.  As of September 30, 2010, these compensation components had not been restored.

Base Salary

Base salary is designed to provide competitive levels of compensation to our executives based upon their experience, duties and scope of responsibility.  Base salary levels are also used to determine the target amount of incentive awards and for computing 401(k) and profit sharing contributions.

Salary adjustments are typically considered annually as part of the Compensation/Benefits Committee’s review process and base salaries are generally reviewed for adjustment in October of each year.  Salary levels are also considered upon a promotion or other change of job responsibility.  Towers Perrin performed a benchmark study several years ago on our compensation plan.  Since that time, the Compensation/Benefits Committee has used the World at Work Salary Budget Survey to review salary trends in the United States and to aid in determining annual salary adjustments and salary range adjustments.

With respect to our named executive officers, the Compensation/Benefits Committee took the following factors into account in setting base salaries;

•	the base salaries of the named executive officers of our peer companies (as reflected in our EquilarInsightTM analysis);

•	our progress in meeting our return on equity and other financial goals in 2010;

•	the performance of our common stock;

•	mergers and acquisitions generally;

•	an assessment of individual performance;

•	public representation of First Financial by virtue of community and industry stature; and

•	the Consumer Price Index that would otherwise be applicable for the year of evaluation.

The results of this analysis indicated that the base salary and total compensation for some members of our executive team are not in line with our peers. However, in our current economic environment, the board did not make any changes to current compensation.

Annual Incentive Awards

In addition to base salary, we typically provide named executive officers the opportunity to earn annual incentives for the achievement of short-term performance objectives during the year. Annual incentive awards are determined at the end of the fiscal year based on audited financial results as well as each individual’s contribution to that performance.

In September 1996, the Board of Directors approved the Management Performance Incentive Compensation Plan (MPICP).  The purpose of the plan is to share the rewards of excellent performance with those executives who provide knowledge and direction to First Financial and First Federal, and work to accomplish results that are above expectations.  Company-wide and individual standards of measurement are developed annually and approved by the Board of Directors. First Financial and First Federal must meet the goals as identified in their strategic business plans.  If the minimum return on equity is not achieved, no performance incentive is awarded to senior vice presidents, executive vice presidents or the chief executive officer under the plan.  If the minimum return on equity is achieved, there is a matrix that determines whether the award will be 25%, 50%, 75%, or 100% of the maximum 65% of base pay possible.

In addition to return on equity, corporate goals usually include other profitability goals such as return on average assets, net interest margin, revenue growth; efficiency ratio; problem asset ratio, client satisfaction scores; and volume goals such as loan production volumes, new account and household growth.

Typically, the executive officers have a high percentage of their goals related to corporate goals while other senior officers may have a mix such as 50% corporate and 50% individual.  The chief executive officer’s annual incentive award is the average (individual percentages earned totaled and divided by the number of team members who earned their incentives) of all goals achieved by all members of the management team.

Annual incentive awards are in addition to base salary.  No incentive bonus will be awarded to senior vice presidents, executive vice presidents or the chief executive officer for a fiscal year, regardless of performance on individual factors, if First Financial’s and First Federal’s returns on shareholders’ equity are less than the approved minimum for that fiscal year. As mentioned above, payments awarded under the MPICP were suspended for the fiscal year ended September 30, 2010 as a result of our efforts to conserve capital in the current economic environment, and therefore, no specific performance targets were approved in fiscal 2010. In addition, First Financial’s participation in the Treasury’s Capital Purchase Program prohibits the accrual or payment of annual incentives, retention awards or other incentive compensation to its five most highly compensated employees.  Therefore, Chief Executive Officer Hall, Chief Financial Officer Bettendorf, Mr. Hood, and two additional executive officers were not eligible for annual incentive awards for the fiscal year ended September 30, 2010.  The prohibition against annual incentive payments will remain in effect for as long as the 65,000 shares of First Financial’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, sold to the Treasury remain outstanding.

Long-term Equity Incentive Compensation

We also provide executive officers with long-term equity incentive compensation to encourage a long-term performance focus and to provide an opportunity for the executive management team to increase their ownership in First Financial.  No long-term equity incentive awards were provided in fiscal 2010.

In May 2007, after considering First Financial’s performance and the need to focus efforts on improvement in specific areas, the Compensation/Benefits Committee granted performance vested stock options to the management team.  In order to vest in the stock options, management needed to reduce the consolidated efficiency ratio to 59% or less over a three year period.  The award required the efficiency ratio to be calculated for each twelve month period ended March 31, 2008, 2009 and 2010. If targeted improvement in the efficiency ratio was achieved, one-third of the options granted would vest for that year.  Each year provided the opportunity for vesting to “catch-up” if the subsequent year’s goal was achieved.   The goal for 2008 was 63% or less, 2009 was 61% or less and 2010 was 59% or less.  As of March 31, 2010 the goal of decreasing the efficiency ratio to 59% was not achieved and as a result, the options did not vest and were forfeited in May 2010.  The efficiency ratio for the twelve month period ended March 31, 2010 was 60.0%.  It is important to note that the options granted in May 2007 remained underwater in fiscal 2010.

First Financial’s participation in the Treasury’s Capital Purchase Program currently prohibits it from paying or accruing any bonus, retention award or incentive compensation to its five most highly compensated employees.  This includes awards of stock options.  This prohibition will be effective for as long as the 65,000 shares of First Financial’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, sold to the Treasury remain outstanding.

401(k) Savings Plan

We offer a tax-qualified retirement savings plan pursuant to which all employees who have completed 30 days of service are eligible to participate. There are two types of salary deferrals, regular 401(k) deferrals and Roth 401(k) deferrals.  Those who participate in the regular 401(k) can contribute up to 100% of their annual salary on a pre-tax basis subject to limits prescribed by the Internal Revenue Code. Those who participate in the Roth 401(k) must pay current income tax on the deferral contribution. Both plans are referred to as “safe harbor 401(k) plans.”  Until January 2009, First Financial made a matching contribution equal to the sum of 100% of the amount of salary reductions, including any catch-up contributions and/or any Roth elective deferrals that are not in excess of 3% of compensation, plus 50% of the amount of salary reductions that exceed 3% of compensation but not in excess of 5% of compensation.

The following shows the matching applicable contribution percentage based on First Financial’s Return on Equity:

Annualized Return on Equity	Contribution Percentages

Less than 4%	0%
4% to less than 8%	25%
8% to less than 12%	50%
12% to less than 16%	75%
16% or more	100%

First Financial announced in January 2009 that 401(k) savings plan contributions would be discontinued for the foreseeable future in order to conserve capital.

All employee contributions and matching contributions are fully vested upon contribution.  Plan participants are able to direct the investment of all contributions made by us, as well as their own contributions, from among the investment funds made available under the plan.  The investment funds available are a number of mutual funds including targeted retirement date funds and First Financial common stock.

Profit Sharing Contributions

We have a Profit Sharing Plan, pursuant to which contributions may be made for all employees.  Our discretionary profit sharing contribution will be “allocated” or divided among participants eligible to share in the contribution for the plan year.  An individual’s share of the contribution will depend upon how much compensation is received during the year and the compensation received by other eligible participants.  The allocation of our discretionary profit sharing contribution is determined by the following formula:

Employer’s Discretionary Contribution	X	Individual’s Compensation

Total Compensation of All
Participants Eligible to Share

The percentage contributed to the profit sharing plan is at the discretion of the Board of Directors.  First Financial announced in January 2009 that profit sharing contributions would be discontinued for the foreseeable future in order to conserve capital.

Perquisites

Our named executive officers receive health and welfare benefits, such as group medical, group dental, group life and long-term disability coverage, under plans generally available to all other full-time employees of First Financial and First Federal.  They also receive personal time off and discounted loan rates under programs generally available to all full-time employees.  Perquisites and other benefits represent a small part of our overall compensation package, and are offered only after consideration of business need.  The named executive officers are provided with the use of a company automobile.  The use of company automobiles is largely for business purposes.  Attributed costs of this perquisite and other personal benefits for the named executive officers for the fiscal year ended September 30, 2010 are included in the “All Other Compensation” column in the Summary Compensation Table.

Compensation Committee Report

The Compensation/Benefits Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and based on such review and discussions, the

Compensation/Benefits Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation/Benefits Committee certifies that:

•
it has reviewed with the chief risk officer the senior executive officer (“SEO”) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of First Financial;

•	it has reviewed with the senior risk officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to First Financial; and

•
it has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of First Financial to enhance the compensation of any employee.

All SEO compensation plans are measured by specific performance targets identified by senior management and reviewed and approved or disapproved by the Compensation/Benefits Committee of the Board of Directors. Due to the current economic environment, no specific performance targets were considered, and no payments were made to named executive officers in fiscal 2010.

In addition, the plans now contain a payback provision, which requires the SEO to return to First Financial any bonus amounts if it is subsequently discovered that the bonus payment was calculated as a result of misstated financial information.  This payback provision is effective for a period of two years beyond the payment date of the bonus.

First Financial has implemented the following controls over the awarding of bonuses to SEOs:

•
The Compensation/Benefits Committee will review the SEO compensation plans at least twice a year with First Financial’s chief risk officer to ensure the plans do not encourage SEOs to take unnecessary and excessive risks that could threaten the value of First Financial.  In addition, the committee will endeavor to identify and eliminate any risk detrimental to First Financial.

•
All other employee compensation plans will be reviewed and approved/disapproved by executive management on an annual basis and presented to the Compensation/Benefits Committee for their review and approval or disapproval.  The committee will attempt to identify and eliminate any risk detrimental to First Financial or potential intentional manipulation of earnings to First Financial.

•	SEOs or employees who knowingly receive bonus compensation based on incorrect or manipulated performance targets will be terminated immediately.

THE COMPENSATION/BENEFITS COMMITTEE
D. Kent Sharples, Chairman
Paula Harper Bethea Paul G. Campbell, Jr.
Ronnie M. Givens
Hugh L. Willcox, Jr.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

Summary Compensation Table

The following information is furnished with respect to compensation earned during the fiscal years ended September 30, 2010, 2009 and 2008 by our named executive officers, who are (1) R. Wayne Hall, our principal executive officer; (2)  Blaise B. Bettendorf, our principal financial officer; and (3) our three other most highly compensated executive officers, who are A. Thomas Hood, Richard A. Arthur and James Dale Hall.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)1	Non-Equity Incentive Plan Compen-sation ($)2	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)3	Total ($)
R. Wayne Hall Chief Executive Officer of First Financial and First Federal and President of First Financial	2010 2009 2008	287,416 250,208 233,665	-0- -0- 20,0004	-0- -0- -0-	-0- 18,066 24,256	-0- -0- 29,652	-0- -0- -0-	6,484 16,743 20,744	293,900 285,017 328,317
Blaise B. Bettendorf 5 Executive Vice President and Chief Financial Officer of First Financial and First Federal	2010	152,628	-0-	-0-	-0-	-0-	-0-	4,058	156,686
A. Thomas Hood President of First Federal	2010 2009 2008	344,337 336,403 291,190	-0- -0- 20,0004	-0- -0- -0-	-0- 18,066 24,996	-0- -0- 37,122	-0- -0- -0-	9,802 13,652 32,437	354,139 368,121 405,745
Richard A. Arthur 6 Executive Vice President of First Federal	2010	176,494	98,5717	-0-	-0-	-0-	-0-	1,762	276,827
James Dale Hall Executive Vice President and Chief Banking Officer of First Federal	2010	264,256	-0-	-0-	-0-	-0-	-0-	8,047	272,303
1
Represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Topic 718, “Compensation – Stock Compensation.” For a discussion of valuation assumptions, see Note ___ of the Notes to Consolidated Financial Statements in First Financial’s Annual Report on Form 10-K for the year ended September 30, 2010.

2
Represents cash awards under the Management Performance Incentive Compensation Plan, which is discussed in further detail under the heading “Incentive Awards.”  No awards were provided for fiscal 2009 and 2010 due to management’s decision to suspend payment of management team bonus compensation to further our cost savings efforts.

3	Please see the table below for more information on the other compensation paid to the named executive officers in the year ended September 30, 2010.
4	Retention bonus.
5	EVP Bettendorf was employed on January 25, 2010.
6	EVP Arthur was employed on January 19, 2010.
7	Consists of $58,000 paid to offset a bonus forfeited from his former employer, and $40,571 to aid in the sale of his Charlotte, NC home.

All Other Compensation.  The following table sets forth details of “All Other Compensation,” as presented above in the Summary Compensation Table.

Name	401(k) and Profit Sharing Contribution $	LTD, AD&D and Life Insurance Premium $	Company Car Usage $	Business/Country Club Memberships $	Total $
R. Wayne Hall	-0-	1,488	4,996	-0-	6,484
Blaise B. Bettendorf	-0-	744	3,314	-0-	4,058
A. Thomas Hood	-0-	1,488	6,578	1,7361	9,802
Richard A. Arthur	-0-	744	1,018	-0-	1,762
James Dale Hall	-0-	1,488	6,559	-0-	8,047
1	This represents the annual dues for the Harbour Club. Mr. Hood uses this club for meetings/meals with clients, shareholders, etc.

We provide benefit programs to executive officers and other employees.  The following table generally identifies the benefit plans and those employees who may be eligible to participate:

Benefit Plan	Executive Officers	Certain Managers	Full Time Employees
Management Incentive Performance Compensation Plan	√	√
401(k) Plan and Profit-Sharing1	√	√	√
Medical/Dental/Vision Plans	√	√	√
Life and Disability Insurance2	√	√	√
Stock Option Plans	√	√	√
Change in Control Agreement	√	√
Supplemental Early Retirement Plan	Not Offered	Not Offered	Not Offered
1	Profit-Sharing and 401(k) Plan contributions are currently suspended due to cost savings measures enacted in January 2009.
2
First Financial provides company-paid long-term disability insurance to eligible full-time employees with a monthly benefit in the amount of 50% of qualified salary up to a maximum of $10,000 per month.

We believe perquisites for executive officers should be extremely limited in scope and value.  As a result, we have historically given nominal perquisites.  The following table generally illustrates perquisites we do and do not provide and identifies those employees who may be eligible to receive them:

Type of Perquisites	Executive Officers	Certain Managers and Salespeople	Full Time Employees
Employee/Director Loan Program1	√	√	√
Financial Planning Allowance	Not Offered	Not Offered	Not Offered
Automobile Allowance or Use of Company Automobile2	√	√	√
Business/Country Club Memberships3	√	√	Not Offered
Security Services	Not Offered	Not Offered	Not Offered
Dwellings for Personal Use4	Not Offered	Not Offered	Not Offered
1
All directors, officers and employees who work a minimum of 20 hours per week, and qualify under federal regulations and normal underwriting standards are eligible to receive mortgage, second mortgage, lot, cash reserve, consumer and credit card loans at discounted rates from First Federal.  Terms, conditions and discounts vary based on loan type.  First Federal expects timely payment of loans from all directors, officers and employees, and delinquent accounts may result in disciplinary action up to and including discharge.

2
Certain employees receive reimbursement, in accordance with the Internal Revenue Code, for various costs incurred in connection with utilization of their personal vehicle in connection with business travel that is in addition to typical business expenses.

3	First Financial, on a very limited basis, will pay business/country club memberships for use by certain officers and managers to cultivate business relationships.
4	First Financial does not provide dwellings for personal use other than for temporary job relocation housing.

Employment and Change in Control Agreements. In previous years, we entered into employment agreements with various employees, including the following named executive officers:  R. Wayne Hall, J. Dale Hall and A. Thomas Hood. On September 30, 2010, Messrs. R. Wayne Hall and J. Dale Hall each voluntarily cancelled their employment agreements, which were scheduled to expire on September 30, 2012, in exchange for change in control agreements. As of the same date, we also entered into change in control agreements with Ms. Bettendorf and Mr. Arthur. All of these change in control agreements provide that if any of these executives is terminated without cause or resigns for good reason within two years following a change in control, the executive will be entitled to a lump sum payment as well as continuation of employee welfare benefits. These benefits are discussed in greater detail below under “Potential Payments Upon Termination.”

The employment agreement for Mr. Hood, which was entered into on September 30, 2009 and expires on September 30, 2012, provides for a minimum annual salary of $342,172.  The agreement also provides for participation in all plans of First Financial relating to profit-sharing or other retirement benefits and medical coverage or reimbursement plans that First Financial may adopt for the benefit of its employees. The agreement provides for payment of compensation to Mr. Hood in the event of termination for various reasons, as described below under “Potential Payments Upon Termination.”

Grants of Plan-Based Awards

There were no grants of plan-based awards made to our named executive officers for the fiscal year ended September 30, 2010, nor were any such awards contemplated.

Outstanding Equity Awards

The following information with respect to the outstanding option awards as of September 30, 2010 is presented for the named executive officers.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexer-cisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)2	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
R. Wayne Hall	5/24/2007	4,000	-0-	-0-	33.06	5/24/2012	-0-	-0-	-0-	-0-
	11/20/2007	1,667	8331	-0-	27.88	11/20/2012	-0-	-0-	-0-	-0-
	1/2/2008	1,000	5001	-0-	25.94	1/2/2013	-0-	-0-	-0-	-0-
	12/18/2008	1,000	2,0001	-0-	19.54	12/18/2013	-0-	-0-	-0-	-0-
	Total	7,666	3,333	-0-			-0-	-0-	-0-	-0-
Blaise B. Bettendorf	none
A. Thomas Hood	11/20/2001	4,000	-0-	-0-	23.52	11/20/2011	-0-	-0-	-0-	-0-
	11/26/2002	4,000	-0-	-0-	25.001	11/26/2012	-0-	-0-	-0-	-0-
	11/25/2003	3,000	-0-	-0-	32.28	11/25/2013	-0-	-0-	-0-	-0-
	11/23/2004	3,500	-0-	-0-	32.30	11/23/2014	-0-	-0-	-0-	-0-
	11/20/2007	2,667	1,3331	-0-	27.88	11/20/2012	-0-	-0-	-0-	-0-
	12/18/2008	1,000	2,0001	-0-	19.54	12/18/2013	-0-	-0-	-0-	-0-
	Total	18,167	3,333	-0-			-0-	-0-	-0-	-0-
Richard A. Arthur	none
J. Dale Hall	none
1	Stock options vest 33.33% beginning on the first anniversary of the grant date.
2	Stock options were to vest upon reaching set efficiency goals. The goals for April 1, 2007 – March 31, 2010 were not reached; therefore, no options vested.

Options Exercised and Stock Vested

During the fiscal year ended September 30, 2010, the named executive officers exercised no stock options and acquired no shares upon vesting of restricted stock.

Potential Payments Upon Termination

We have entered into various agreements with the named executive officers that provide for potential payments upon disability, termination and death.  In addition, our equity plans also provide for potential acceleration of benefits upon termination.  The following table shows, as of September 30, 2010, the value of potential payments and benefits following a termination of employment under a variety of scenarios. However, as a result of First Financial’s participation in the Treasury’s Capital Purchase Program, it is

currently prohibited from making a golden parachute payment to a named executive officer or any of the next five most highly compensated employees. For purposes of this restriction, a golden parachute payment means any payment for the departure from a TARP recipient for any reason, or any payment due to a change in control of the TARP recipient, except for payments for services performed or benefits accrued.  Excluded from the restriction are payments made in the event of an employee’s death or disability. The affected executives signed compensation modification agreements or entered into new agreements to comply with the restriction against making golden parachute payments. Accordingly, except for payments for services performed or benefits accrued, our named executive officers are not currently eligible to receive any payments upon termination without just cause or in connection with a change in control pursuant to their employment agreements but they, or their beneficiaries, remain eligible to receive payments upon a termination due to death or disability.  The named executive officers are also ineligible to receive the benefit of accelerated vesting of equity awards upon a change in control, as this also constitutes a golden parachute payment under TARP. The prohibition against golden parachute payments will be effective for as long as the 65,000 shares of First Financial’s Series A Preferred Stock sold to the Treasury remains outstanding.

	Termination Without Cause ($)1	Termination Without Cause Following Change in Control ($)1
R. Wayne Hall Change in Control Agreement Equity Plans	-- --	870,404 --
Blaise B. Bettnedorf Change in Control Agreement Equity Plans	-- --	688,014 --
A. Thomas Hood Employment Agreement Equity Plans	684,344 --	694,520 --
Richard A. Arthur Change in Control Agreement Equity Plans	-- --	481,664 --
J. Dale Hall Change in Control Agreement Equity Plans	-- --	732,864 --

 The following table discloses severance payments and other benefits payable in the event of a termination without cause or in the event of a change in control as defined in each executive’s employment or change in control agreement as of September 30, 2010:

1	These payments would not currently be paid due to restrictions imposed by TARP.

Employment Agreement.  We have entered into an employment agreement with Mr. Hood which provides for payments to him upon termination.  In the event of Mr. Hood’s death during the term of the agreement, his estate would be entitled to receive the compensation due to him through the last day of the calendar month in which the death occurred.  The agreement may be terminated by the Board of Directors without cause or for “just cause” (as defined in the agreement). If the Board terminates Mr. Hood’s employment without cause, the agreement provides that First Financial must continue to pay his salary up to the date of termination of his employment agreement; however, as described previously, First Financial is currently prohibited from making such a payment as a result of its participation in the Treasury’s Capital Purchase Program. If Mr. Hood’s employment is terminated for just cause, First Financial is only obligated to pay his salary up to the date of termination.

The employment agreement also provides for severance payments and other benefits in the event of a change in control.  If, after a change in control of First Financial or First Federal, Mr. Hood’s employment is terminated during the period of the employment agreement for any reason other than just cause, or Mr. Hood voluntarily terminates his own employment within 12 months following the effective date of the change in control following any change in the capacity or circumstances in which he is employed under the employment agreement or reduction in his responsibilities or authority or compensation or other benefits provided under the employment agreement without his written consent, the agreement provides that First Financial must pay to Mr. Hood an amount equal to 2.99 times his then-current salary.  The payment is required to be paid over the 12-month period following the executive’s termination, in accordance with First Federal’s customary payroll practices. In addition, following Mr. Hood’s termination of employment, the agreement provides that he and his dependents, beneficiaries and estate shall continue to be covered under all employee benefit plans of First Financial, including its pension plan, life insurance and health insurance as if he were still employed during that period under the employment agreement for a 36-month period.  The agreement contains provisions providing for reduction of any payments that would be deemed to constitute an excess parachute payment under Section 280G of the Internal Revenue Code. However, as described previously, First Financial is currently prohibited from making payments to Mr. Hood in connection with a change in control as a result of its participation in the Treasury’s Capital Purchase Program.

Change in Control Agreements.  In September 2010, Messrs. R. Wayne Hall and J. Dale Hall voluntarily cancelled their employment agreements and entered into new change in control severance agreements.  Additionally, Ms. Bettendorf and Mr. Arthur entered into new change in control severance agreements.  The new change in control severance agreements provide that if the executive’s employment is terminated during the two-year period beginning on the date of a “change in control” by First Financial without “cause” or by the executive for “good reason” or prior to a change in control if such termination was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a change in control and who effectuates a change in control (or such termination was otherwise in anticipation of such change in control), First Financial will pay or provide the executive with the following additional payments or benefits subject to any TARP or other regulatory limitations on First Financial’s ability to make such payments or provide such benefits:

•	A lump-sum cash payment equal to a pro-rata target annual bonus for the year in which the termination occurs;

•
A cash amount equal to 2.99 times, in the case of Messrs. R. Wayne Hall and J. Dale Hall and Ms. Bettendorf, and two times, in the case of Mr. Arthur, the sum of the executive’s annual base salary and the average of the annual bonuses paid or payable to the executive for the three fiscal years ending before the date of termination, payable in approximately equal installments in accordance with First Financial’s regular payroll practices (but off the employee payroll) over the 12-month period commencing on the date of termination for Messrs. R. Wayne Hall and J. Dale Hall and in a lump sum for Ms. Bettendorf and Mr. Arthur; and

•
For a period of three years for Messrs. R. Wayne Hall and J. Dale Hall and Ms. Bettendorf and two years for Mr. Arthur, continued welfare benefits on a basis that is at least as favorable as was available immediately prior to the date of termination; provided, if such continued benefits cannot be provided because of tax law or other legal requirements, First Financial will pay the executive an amount equal to the executive’s cost of procuring such welfare benefits on an after-tax basis.

Any payments made or benefits provided in connection with a change in control that are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code will be reduced to one dollar less than the amount that would subject the executive to the excise tax, unless the executive would receive a larger net after-tax benefit if no reduction occurred, in which case the executive will receive the full amount of payments and benefits and be responsible for any resulting excise tax.

For purposes of the new change in control severance agreement, the following terms have the following meanings:

•
“cause” means the executive’s material breach of his or her duties and responsibilities (other than as a result of disability) which is demonstrably willful and deliberate on the executive’s part,  committed in bad faith or without reasonable belief that such breach is in the best interests of First Financial and not remedied within 10 days after receipt of written notice from First Financial specifying such breach; the executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, dishonesty or moral turpitude; any act of theft, fraud, misappropriation or malfeasance by the executive in connection with the performance of the executive’s duties to First Financial which is demonstrably willful and deliberate on the executive’s part and committed in bad faith or without reasonable belief that such breach is in the best interests of First Financial; or the executive’s disqualification or bar by any governmental or self-regulatory authority from carrying out the executive’s duties and responsibilities or the executive’s loss of any governmental or self-regulatory license that is reasonably necessary for the executive to perform the executive’s duties and responsibilities if the disqualification, bar or loss continues for more than 60 days and during that period First Financial uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced;

•
“change in control” generally means any person becoming a beneficial owner of our securities representing 25% or more of the voting power of First Financial, subject to certain provisions and exceptions; individuals holding seats on our Board of Directors as of effective date of the severance agreement, ceasing to constitute at least a majority of our Board of Directors, given certain exceptions; our consummating a merger or other similar transaction, subject to certain further provisions and rules; our shareholders approving a plan of complete liquidation or distribution; or our consummating a sale (or series of sales) of substantially all of the assets of First Financial and our subsidiaries to an entity that is not an affiliate of First Financial; provided that if necessary for tax law, a change in control shall not be deemed to have occurred unless the transaction constitutes a change in control event for purposes of Section 409A of the Internal Revenue Code;

•
“good reason” means, without the executive’s express written consent, the occurrence of any of the following events: any change in the authority, duties or responsibilities that is inconsistent in any material and adverse respect with the executive’s authority, position, duties, responsibilities or status with First Financial immediately prior to the change in control (including any material and adverse diminution of such duties or responsibilities); a material and adverse change in the executive’s reporting responsibilities, titles or offices with First Financial as in effect immediately prior to the change in control; a material reduction by First Financial in the executive’s rate of annual base salary or annual target bonus opportunity (including any material and adverse change in the formula for such annual bonus target) as in effect immediately prior to the change in control or as the same may be increased from time to time thereafter; any requirement of First Financial that the executive be based anywhere more than 50 miles from the place of business where the executive is located at the time of the change in control; the failure of First Financial to continue in effect any employee benefit plan or compensation plan in which the executive is participating immediately prior to the change in control and which is material to the executive’s overall compensation, unless the executive is permitted to participate in other plans providing the executive with benefits or compensation opportunities which are not materially less, or the taking of any action by First Financial which would materially and adversely affect the executive’s participation in or materially and adversely reduce the executive’s benefits or compensation opportunities under any such plan; or a material breach by First Financial of the severance agreement or any other material agreement in effect between the executive and First Financial.

The new change in control severance agreement terminates two years after the date First Financial provides the executive with written notice terminating the agreement, except that if a change in control occurs during such two-year period, the agreement will not terminate prior to the end of the two-year period beginning on the date of such change in control.

Equity Plans.  Our equity plans provide for accelerated vesting of options in the event of a change in control.  However, as a result of First Financial’s participation in the Treasury’s Capital Purchase Program, accelerated vesting in connection with a change in control is prohibited for the named executive officers or any of the next five most highly compensated employees.  The prohibition against accelerated vesting in this context will be effective for as long as the 65,000 shares of First Financial’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, sold to the Treasury remain outstanding.

Compensation Committee Interlocks and Insider Participation

The Board of First Financial has a Compensation/Benefits Committee composed of Dr. Sharples, Mrs. Bethea, Mr. Campbell, Mr. Givens, Mr. Swink and Mr. Willcox.  No member of the Compensation/Benefits Committee was an officer or employee of First Financial or any of its subsidiaries during the fiscal year ended September 30, 2010, was formerly an officer or employee of First Financial or any of its subsidiaries, or had any relationship otherwise requiring disclosure.

AUDIT COMMITTEE MATTERS

Audit Committee

The Audit Committee of First Financial is composed of five independent directors and operates under a written charter adopted by the Board on May 25, 2000, and amended several times, most recently on August 26, 2010.  The Audit Committee is responsible for the appointment, compensation and oversight of our independent registered public accounting firm.

The Board of Directors has determined that Ronnie M. Givens meets the qualifications of an “audit committee financial expert” in accordance with SEC rules, including meeting the relevant definition of “independent director.”

Management is responsible for our internal controls, including internal controls over financial reporting, and the preparation and presentation of the financial statements and overall financial reporting process.  The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon, and annually auditing management’s assessment of the effectiveness of internal control over financial reporting.  The Audit Committee’s responsibilities include the following:

•	review annual and quarterly financial statements prior to filing or distribution and discuss the results of the annual audit;

•	review quarterly Chief Executive Officer/Chief Financial Officer certifications;

•	review the qualifications, independence and performance of the independent registered public accounting firm;

•	review the operation, organizational structure and qualifications of the internal audit service provider;

•	review significant reports regarding First Financial prepared by the internal audit service provider;

•	review First Financial’s compliance with applicable laws and regulations; and

•	review employee and shareholder complaints regarding accounting, audit or internal control issues.

Report of the Audit Committee.  In fulfilling its responsibilities, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the financial statements for the fiscal year ended September 30, 2010.  Management represented to the Audit Committee that First Financial’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.  The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statements of Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received written disclosures from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm and the Audit Committee’s review of the financial statements and representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in First Financial’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010, filed with the SEC.

Submitted by the Audit Committee of the First Financial Board of Directors:

Ronnie M. Givens, Chairman
Paul G. Campbell, Jr.
D. Kent Sharples
Henry M. Swink
Hugh L. Willcox, Jr.

Executive Officers

The following information is provided for those officers currently designated as executive officers by our Board of Directors.

Name	Age	Year Became Executive Officer

R. Wayne Hall	60	2006

R. WAYNE HALL is President and Chief Executive Officer of First Financial Holdings, Inc. (“First Financial” or the “Company”) and Chief Executive Officer of First Federal Savings and Loan Association of Charleston (“First Federal”).  Mr. Hall was employed by First Federal and its parent company, First Financial Holdings, Inc. effective December 1, 2006 as Executive Vice President, Financial Management.  He previously served as the Principal Financial and Accounting Officer and Chief Financial Officer of the Company and as First Federal’s Chief Operating Officer. He is a certified public accountant. He serves as Director of First Federal Savings and Loan Association of Charleston, Carolopolis Corporation, Inc., First Reinsurance Holdings, Inc. and First Southeast (401) K Fiduciaries, Inc.

Mr. Hall has over 34 years of audit and financial institution experience, having served in several senior financial positions, including Executive Vice President and Chief Risk Officer of Provident Bank, Baltimore, Maryland.  He also has seven years of experience auditing financial institutions in the field of public accounting.  He received his Bachelor of Science Degree in Finance and a Masters of Accountancy from Virginia Polytechnic Institute and State University in Blacksburg, Virginia.  Mr. Hall also graduated with honors from the Stonier Graduate School of Banking.  His professional affiliations include the American Institute of Certified Public Accountants.

Mr. Hall served as the 2009 Chairman of the American Cancer Society’s Relay for Life committee for Charleston County and on the American Cancer Society’s Lowcountry Leadership Council.  His current community activities include serving on the Audit Committee of Bon Secours Health System, Inc., Marriottsville, Maryland, on the board of Mt. Pleasant Hospital, and on the board of the Charleston Regional Development Alliance.

Name	Age	Year Became Executive Officer

Blaise B. Bettendorf	47	2010

BLAISE B. BETTENDORF is Executive Vice President and Chief Financial Officer of First Financial and First Federal.  Ms. Bettendorf began her employment with First Federal and the company in January 2010 and served as Executive Vice President, Chief Accounting Officer until her promotion to CFO in May 2010.

Ms. Bettendorf has over 25 years of business experience primarily in Greenville, South Carolina and Charlotte, North Carolina, in the public accounting field and banking industry.  Ms. Bettendorf was Senior Vice President and Chief Financial Officer of Summit Financial Corporation and its subsidiary Summit National Bank from the time of the company’s inception in 1990 until its sale in 2005.  Following that sale, she began providing interim-CFO and consulting services to banking and other industries.  Most recently, Ms. Bettendorf was named Senior Vice President and Chief Financial Officer at Carolina Commerce Bank in Gastonia, North Carolina until its sale in October 2009.  She is licensed as a CPA in both South and North Carolina.  Ms. Bettendorf previously volunteered and was Chairperson of the Board for Junior Achievement of Greenville, SC.

Name	Age	Year Became Executive Officer

Joseph W. Amy	61	2009

JOSEPH W. AMY became the Executive Vice President and Chief Credit Officer of the Company and First Federal on September 1, 2009.  Mr. Amy is responsible for managing the credit risk management functions of the company including credit policy, underwriting guidelines, credit administrations, problem loan resolution, and credit approval standards.  Prior to joining First Financial, Mr. Amy had thirty-five years of financial institution experience having started his career in 1974 at Mellon Bank, n.a. and going on to serve in senior positions in a  number of regional and community banks before joining the Company.

Name	Age	Year Became Executive Officer

Richard A. Arthur	38	2010

RICHARD A. ARTHUR became the Executive Vice President of Retail Banking in January 2010. His responsibilities include leadership of all retail operations, including 66 Financial Centers, mortgage banking operations, consumer lending, manufactured housing, marine lending, credit cards, online banking and the Customer Contact Center.

Mr. Arthur has extensive leadership experience, most recently as a Senior Vice President with Bank of America. At that company, he oversaw sales, service, and operations for 11 consumer markets and 335 branches in the Southeast.    Throughout his career, he has also led call center teams, wealth management teams, product development units, and merger integration teams.  In each of his roles, he has built, coached and developed successful sales and operations teams. He graduated from Clemson University with a Bachelor of Science degree in Marketing and is also a graduate of the South Carolina Bankers’ School.  In addition to his professional experience, Mr. Arthur has been actively involved in community organizations. Examples include 5 years as a member of the Board of Directors for the YMCA of Greater Charlotte, Team Captain of the Charleston Metro Chamber of Commerce Membership Campaign for Bank of America, Chairman of the United Way campaign, and a coach for the Mount Pleasant Recreation Department

Name	Age	Year Became Executive Officer

George D. Clonts	63	2009

GEORGE D. CLONTS became Senior Vice President and Chief Risk Officer of First Financial Holdings, Inc. in June 2008. He served as Vice President of Corporate Accounting of First Financial Holdings, Inc. since July 2002. A graduate of The Citadel he joined Peoples Federal Savings and Loan Association in March 1987. Peoples Federal was subsequently acquired by First Federal in October 1992. Prior to joining Peoples Federal he was in public accounting as a Certified Public Accountant. He is an active member of the American Institute of Certified Public Accountants, South Carolina Association of Certified Public Accountants and the Institute of Internal Auditors. He is past president of the Grand Strand Chapter of the South Carolina Association of Certified Public Accountants. He served in his community as president and treasurer of the Waccamaw Sertoma Club in Conway, S.C., past member of Trustees for First United Methodist Church and has participated in United Way campaigns.

Name	Age	Year Became Executive Officer

Jerry P. Gazes	63	2009

JERRY P. GAZES is Executive Vice President of Human Resources.  Gazes began his employment with First Federal on July 11, 1977.  His responsibilities include the leadership of Human Resources and Training for First Federal and the other subsidiaries of First Financial Holdings, Inc.

Gazes received his Bachelor’s Degree in Business Management from the Baptist College of Charleston and his Master’s Degree in Management and Supervision with an emphasis in Human Resources from Central Michigan University.  Gazes is currently an Adjunct Professor at Charleston Southern University and has been active in the community by serving as Chair of My Sister’s House and the Summerville Family YMCA; held leadership positions on a local and national level with the Society of Human Resource Management; a member of the Board of Visitors at Charleston Southern University; and an active volunteer for the Trident United Way.

Name	Age	Year Became Executive Officer

John N. Golding	43	2010

JOHN N. GOLDING is Executive Vice President of Commercial Banking. Mr. Golding began his employment with First Federal on March 10, 2010. His responsibilities include leadership of all Commercial Banking including the Client Managers and Credit Product Officers in Commercial and Industrial (C&I) Lending and Commercial Real Estate Lending, Treasury Management Officers, and Commercial Loan Administration.

Mr. Golding joined the First Federal Executive Team having extensive leadership experience as a Senior Vice President with Wachovia/Wells Fargo with responsibility as a Regional Commercial Banking Relationship Manager.    He graduated from UNC Chapel Hill with a Bachelor’s degree in Business Administration and a concentration in Finance. Mr. Golding is very active in the Charleston community serving as Treasurer for Pack 20 Boy Scouts, former Board of Director for the American Heart Association, Advisory Board member for the Medical University School of Nursing, Board of Trustee for the Charleston Stage Company and Dock Street Theatre, youth soccer coach for the Mt. Pleasant Recreation Department and former Logistics Chair for the American Cancer Society’s Relay for Life.

Name	Age	Year Became Executive Officer

J. Dale Hall	62	2009

J. DALE HALL is the Executive Vice President and Chief Banking Officer of the Company and First Federal.  Mr. Hall’s responsibilities include Commercial Banking, Retail Banking, Marketing, Insurance Operations and Wealth Management.  He joined First Financial on June 1, 2009 after 38 years with Bank of America where he led specialized sales teams in Commercial Middle Market, Government and Non Profit Healthcare.  He previously served the company as Executive Vice President/North Carolina Region.

Name	Age	Year Became Executive Officer

Kellee S. McGahey	31	2010

KELLEE S. MCGAHEY is Senior Vice President of Marketing. She began her employment with First Federal in September 2010. Ms. McGahey received her Bachelor’s Degree in Journalism and Mass Communication from the University of North Carolina at Chapel Hill and a Master’s Degree in Communication from the College of Charleston. She has 10 years of multi-dimensional marketing experience, specifically Public Relations, Brand Development, Advertising, Event Organization and Interactive Media. In addition, she is very active in the Charleston community and has served on a boards and committees for various initiatives, including Charleston Young Professionals, Charleston Metro Chamber of Commerce, Parliament, and Charleston Regional Development Alliance. Ms. McGahey has been a frequent speaker at local events, regarding intergenerational communication in the workplace.

Name	Age	Year Became Executive Officer

Eartha C. Morris	53	2010

EARTHA C. MORRIS is the Executive Vice President of Support Services. Ms. Morris began her employment with First Federal in March 2010. Her responsibilities include leadership of Information Technology, Deposit Operations, Loan Service, and Facilities Management.

Ms. Morris joined the First Federal Executive Team having 25 years of extensive leadership and operations experience as an Executive Vice President and Head of Bank Operations at PNC Bank (formerly Riggs Bank) in Washington, DC, a Senior Vice President and Risk Manager at Provident Bank in Baltimore, Maryland, and most recently as an Executive Vice President and Chief Operating Officer at Congressional Bank in Bethesda, Maryland.   She obtained both a Bachelor’s and Master’s degree in Business Administration from the University of Maryland and is a Certified Business Continuity Planner and Risk Manager.  Ms. Morris has been very active in professional organizations including serving as former President, Board Member and Instructor for the American Institute of Banking (AIB).  She also served as Board Member for Junior Achievement of the National Capital Area.

Name	Age	Year Became Executive Officer

Allison A. Rhyne	57	2009

ALLISON A. RHYNE is Executive Vice President, Insurance Services for First Financial Holdings, Inc.  Ms. Rhyne began her employment with First Financial in October of 1997.  Her responsibilities include leadership of First Financial’s Independent Agency operations, its Managing General Agency and Captive Reinsurance Company.   She serves as Director for First Reinsurance Holdings, Inc., Atlantic Acceptance Corporation, First Southeast Reinsurance Co., Inc., First Southeast Insurance Services, Inc., Kinghorn Insurance Services, Inc., Johnson Insurance Associates, Inc., Benefits Administrators, Inc., Kimbrell Insurance Group, The Kimbrell Company, Inc. and Preferred Markets, Inc.

Ms. Rhyne joined the First Financial Executive Team having 21 years of extensive leadership experience in the insurance industry as Vice-President of Palmer & Cay of SC and Chief Operating Officer of Heffron, Ingle, and McDowell & Cooper in Charleston, SC.  She graduated from Wake Forest University with a Bachelor of Arts degree in Politics.  She holds the professional designations of Chartered Property Casualty Underwriter and Accredited Advisor in Insurance.  She has served on the Education Committee of the Independent Insurance Agents and Brokers of South Carolina as well as on insurance agents’ advisory boards for the southeast region for Harleysville Insurance, Travelers Insurance, Safeco Insurance and Zurich Small Business.  Ms. Rhyne previously served as Board Member and Secretary for Carolina Low Country Girl Scouts and currently serves as Board Member of the Carolina Lowcountry Chapter of the American Red Cross.

Name	Age	Year Became Executive Officer

Daniel S. Vroon	43	2009

DANIEL S. VROON is Executive Vice President for Wealth Management at First Federal. Mr. Vroon began his employment with First Federal in April, 2009 and served as Senior Vice President in the same capacity. Mr. Vroon has twenty years of sales and sales management experience (thirteen of that financial services related), and is responsible for the Bank’s delivery of investment advisory services and financial solutions for high net worth clients. Line of business reports include the company’s Private Bank (The Premier Relationship Group), Investment Brokerage (First Southeast Investor Services), Trust Department, and 401k Corporate plan administrator (American Pensions). His responsibilities include the integration of these diverse businesses into a seamless Wealth Management delivery system, managing a team of financial professionals responsible for providing the complete breadth and depth of advice, products, and services to individuals and households in the affluent demographic.

Prior roles include Senior Vice President – Market Manager (South Carolina) for the Premier Banking and Investments channel (part of the Global Wealth and Investment Management Division) at Bank of America. Mr. Vroon earned his MBA at the University of South Carolina’s Darla Moore School of Business. He is a graduate of the Leadership SC class of 2008, as well as the Leadership Charleston class of 2004, and is a current board member of the American Red Cross, Lowcountry Chapter. Past Board service includes the Charleston Metro Chamber of Commerce, Charleston Young Professionals (Founding Chair), and Crimestoppers. It is this, as well as other volunteer service that earned Mr. Vroon the President’s Volunteer Service Award during the years of 2006-2008, as awarded by the United States Freedom Corp.

PROPOSAL 2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

On February 17, 2009, President Obama signed the American Recovery and Reinvestment Act of 2009 (“ARRA”) into law.  For financial institutions that have received or will receive financial assistance under TARP or related programs, such as First Financial, the ARRA significantly rewrites the original executive compensation and corporate governance provisions of Section 111 of the Emergency Economic Stabilization Act of 2008. Notably, the ARRA requires that TARP recipients permit shareholders to vote to approve executive compensation.  This proposal, commonly known as a “say on pay” proposal, gives shareholders the opportunity to endorse or not endorse the compensation of our named executive officers.  The proposal will be presented at the annual meeting in the form of the following resolution:

RESOLVED, that the shareholders approve the compensation of First Financial Holdings, Inc.’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in the Proxy Statement for the 2011 annual meeting of shareholders.

As provided under ARRA, this vote will not be binding on our Board of Directors and may not be construed as overruling a decision by the Board.  The Compensation/Benefits Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

Our executive compensation policies are designed to establish an appropriate relationship between executive pay and the annual and long-term performance of First Financial and First Federal, to reflect the attainment of short- and long-term financial performance goals, to enhance our ability to attract and retain qualified executive officers, and to align to the greatest extent possible interests of management and shareholders.  Our Board of Directors believes that our compensation policies for procedures achieve these objectives.  The Board of Directors unanimously recommends that you vote “FOR” approval of the compensation of our named executive officers.

PROPOSAL 3 – AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

On November 23, 2010, our Board of Directors unanimously adopted a resolution recommending that First Financial’s Certificate of Incorporation be amended to increase the number of authorized shares of common stock, $.01 par value per share, from 24,000,000 shares to 34,000,000 shares. If this proposal is approved by shareholders, First Financial will thereafter execute and submit to the Delaware Secretary of State for filing a Certificate of Amendment of the Certificate of Incorporation providing for the increase in the number of authorized shares of common stock. The increase will become effective at the close of business on the date the Certificate of Amendment is accepted for filing by the Delaware Secretary of State.

As of the November 29, 2010 record date, there were 16,526,752 shares of common stock issued and outstanding and another 925,565 shares of common stock were reserved for issuance upon exercise of options previously granted from First Financial’s stock option plans and the warrant held by the Treasury in connection with First Financial’s participation in the Treasury’s Capital Purchase Program. There are also approximately 600,000 shares available to be granted under previously approved equity incentive plans. While First Financial’s authorized but unissued shares currently available for issuance are sufficient to meet its obligations to deliver shares under these previously granted stock options (683,869 shares) and the Treasury warrant (241,696 shares), after the issuance of shares to meet all such obligations First Financial would have available for future issuance only approximately 5.9 million shares of common stock if the proposal to increase the number of authorized shares of common stock is not approved by our shareholders.

The Board of Directors believes that it is in First Financial’s best interest to increase the number of authorized but unissued shares of common stock in order to meet First Financial’s possible future business and financing needs as they arise. While management has no current specific plans, agreements or understandings for the issuance of the additional shares, our Board of Directors believes that the availability of these additional shares will provide First Financial with the capability and flexibility to issue common stock for a variety of purposes that the Board of Directors may deem advisable in the future. These purposes could include, among other things, raising additional capital; increasing the capital position of our subsidiary thrift; issuing stock for possible acquisition transactions; repaying funds received by First Financial through the Treasury’s Capital Purchase Program should we elect to do so in the future; or for other corporate and business purposes. The additional common shares authorized would be identical in all respects to First Financial’s currently authorized shares of common stock. First Financial’s Certificate of Incorporation provides that shareholders shall not have preemptive rights for its capital stock. The determination by our Board of Directors and First Financial’s management that the authorized common stock should be increased took into account the historical and anticipated issuance patterns of First Financial, the potential issuance of stock splits or dividends in the future based on market conditions and the use of authorized shares for additional financing or expansion may be appropriate to enhance shareholder value.

The proposed increase in the number of authorized shares of common stock would give our Board of Directors authority to issue additional shares of common stock from time to time without delay or further action by the shareholders except as may be required by applicable law or the rules of Nasdaq. Subject to its fiduciary duties to shareholders, the Board of Directors would have the authority to issue additional shares in transactions that might discourage, delay or prevent an unsolicited acquisition of control of First Financial or make such an unsolicited acquisition of control of First Financial more difficult or expensive; however, the Board of Directors has no plans to utilize the authorized shares in that manner and is not aware of any effort by any third parties to acquire control of First Financial.

The issuance of additional shares of common stock for any of the corporate purposes listed above could have a dilutive effect on earnings per share and the book or market value of our outstanding common stock, depending on the circumstances, and could dilute a shareholder’s percentage voting power in First Financial. Holders of our common stock are not entitled to preemptive rights or other protections against dilution. Our Board of Directors intends to take these factors into account before authorizing any new issuance of shares. As noted above, we may repurchase our Series A Preferred Stock and the related Treasury warrant issued under the Capital Purchase Program with the proceeds from any sale of these additional shares of common stock. If we elect to repurchase the Series A Preferred Stock and the Treasury warrant, the Treasury warrant will be repurchased at fair market value. Accordingly, the repurchase of these securities may be at an amount more than our carrying value and, as such, may negatively impact our net income available to shareholders and our earnings per share.

If shareholders approve the proposal to increase the number of authorized shares of common stock, Article V of First Financial’s Certificate of Incorporation will be amended to increase the number of shares of common stock which First Financial is authorized to issue from 24,000,000 to 34,000,000. The par value of the common stock will remain at $.01 par value per share.  Upon effectiveness of the Amendment, the first sentence of Article V of First Financial’s Certificate of Incorporation will read as follows:

The aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is 37,000,000, of which 34,000,000 are to be shares of common stock, $.01 par value per share, and of which 3,000,000 are to be shares of serial preferred stock, $.01 par value per share.

The remaining text of Article V of First Financial’s Certificate of Incorporation would remain unchanged.

Approval of the proposal to increase the number of authorized shares of common stock will require the affirmative vote of a majority of the outstanding shares entitled to vote thereon. Proxies received in response to the Board of Director’s solicitation will be voted “FOR” approval of this proposal if no specific instructions are included thereon for Proposal 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

PROPOSAL 4 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Grant Thornton LLP as First Financial’s independent registered public accounting firm for fiscal year 2011 and that appointment is being submitted to shareholders for ratification.  In the event the appointment is not ratified by a majority of votes cast, in person or by proxy, it is anticipated that no change in auditors would be made for the current year because of the difficulty and expense of making any change so long after the beginning of the current year, but that vote would be considered in connection with the auditors’ appointment for fiscal year 2012.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Independent Registered Public Accounting Firm

Auditing and Related Fees.  The following table presents fees billed during the fiscal year for professional audit services rendered by Grant Thornton LLP for fiscal 2010 and 2009.

	2010	2009

Audit fees(1)	$526,611	$420,323
Audit related fees (2)	-	-
Tax fees(3)	-	-
All other fees	-	-
Total fees billed	$526,611	$420,323

(1) Audit fees including expenses consist of the following:
Audit of the consolidated financial statements, quarterly reviews, and audit of internal control over financial reporting.	$366,606	$347,970
Audit of Statement of Assets Acquired and Liabilities	-	72,353
Assumed - Acquisition of Cape Fear Bank.	160,005	-
Procedures related to public offering (4)	$526,611	$420,323
Audit fees

(2) $13,000 was paid in fiscal 2010 to KPMG LLP for professional services in connection with re-issuance of the 2007 audit opinion and related consent issuance for the FY 2009 10-K.

$14,950 was paid in fiscal 2009 to KPMG LLP for professional services in connection with re-issuance of the 2007 and 2006 audit opinions and related consent issuance for the FY 2008 10-K.

$29,725 was paid in fiscal 2009 to KPMG LLP for professional services in connection with the issuance of two consents related to the registration statements filed in December 2008.

(3) In fiscal 2010 and 2009, tax services were provided by Porter Keadle Moore LLP and not our principal accountant.

(4) $6,700 was paid in fiscal 2009 to KPMG LLP for potential consent related to common stock offering.

It is the policy of the Audit Committee to pre-approve all auditing services and non-auditing services provided to First Financial by its current and previous independent registered public accounting firms, Grant Thornton LLP and KPMG LLP, including fees and terms.  Pre-approval is typically granted by the full Audit Committee.  In considering non-audit services, the Audit Committee will consider various factors, including but not limited to, whether it would be beneficial to have the service provided by the independent registered public accounting firm and whether the service could compromise the independence of the independent registered public accounting firm.  The Audit Committee pre-approved all of the engagements for the audit of First Financial, audit related engagements, tax engagements and other permitted non-audit services of Grant Thornton LLP and KPMG LLP paid during fiscal 2010 and fiscal 2009.

CORPORATE GOVERNANCE/NOMINATING COMMITTEE MATTERS

The Corporate Governance/Nominating Committee of First Financial is composed of four directors and operates under a written charter adopted by the Board on September 25, 2003 and most recently amended on May 27, 2010. The committee’s responsibilities are to:

•	nominate persons for election or appointment to the Board;

•	assess Board and committee membership needs; and

•	implement policies and processes regarding corporate governance matters.

Report of the Corporate Governance/Nominating Committee.  The committee is responsible for identifying individuals qualified to become Board members and to recommend to the Board the individuals for nomination as members of the Board.  The committee and the Board expect to create a Board that will demonstrate objectivity and the highest degree of integrity on an individual and collective basis.  The committee’s evaluation of director candidates includes an assessment of issues and factors regarding an individual’s education, business experience, accounting and financial expertise, age, reputation, civic and community relationships.  The committee also takes into consideration the Board’s retirement policy, the ability of directors to devote adequate time to Board and committee matters, and the Board’s belief that a substantial majority of the Board should consist of independent directors.  When considering current Board members for nomination for re-election, the committee also considers prior Board contributions and performance, as well as meeting attendance records.

In identifying the evaluating potential nominees for director, the Corporate Governance/Nominating Committee considers individuals from various disciplines and diverse backgrounds.  Although we have no formal policy regarding diversity, the Board believes that diversity, including diversity in background, skills, experience, expertise, viewpoints, gender, race and culture, is an important component of a robust board of directors.  The Corporate Governance/Nominating Committee assesses the mix of skills and industries currently represented on the Board, whether any vacancies on the Board are expected due to retirement or otherwise, the skills represented by retiring directors, and additional skills highlighted during the Board evaluation process that could improve the overall quality and ability of the Board to carry out its function.  The Corporate Governance/Nominating Committee or a subcommittee may interview potential candidates to further assess their ability to serve as a director, as well as the qualifications possessed by the candidates.  The Corporate Governance/Nominating Committee will evaluate the prospective nominee to determine whether such person possesses the following important attributes and qualifications as established by the committee:

•	the highest personal and professional ethics, integrity and values and a commitment to representing the long-term interests of shareholders;

•	an inquisitive and objective perspective, practical wisdom, mature judgment and the ability to exercise informed judgment in the performance of his or her duties;

•	commitment of sufficient time and attention to discharge his or her obligations;

•	a distinguished record of leadership and success in his or her arena of activity;

•	a strong educational background; and

•	strong community ties in our markets that can assist First Financial and First Federal from time to time in their business development efforts.

The Corporate Governance/Nominating Committee will also consider such other relevant factors as it deems appropriate.  After completing this evaluation, the committee will make a recommendation to the Board of the persons who should be nominated, and the Board will then determine the nominees after considering the recommendations of the committee.

The committee seeks the input of the other members of the Board in identifying and attracting director candidates who are consistent with the criteria outlined above.  In addition, the committee may use the service of consultants or a search firm, although it has not done so in the past.  The committee will consider recommendations by First Financial’s shareholders of qualified director candidates for possible nomination by the Board.  Shareholders may recommend qualified director candidates by writing to Dorothy B. Wright, Corporate Secretary, First Financial Holdings, Inc., 2440 Mall Drive, Charleston, South Carolina 29406. Submissions should include information regarding a candidate’s background, qualifications, experience and willingness to serve as a director.  Based on preliminary assessment of a candidate’s qualifications, the Corporate Governance/Nominating Committee may conduct interviews with the candidate and request additional information from the candidate.  The committee uses the same process for evaluating all nominees, including those recommended by shareholders.  The committee did not receive any shareholder nominations this year.

Submitted by the Corporate Governance/Nominating Committee of the First Financial Board of Directors:

Paula Harper Bethea, Chairman
Paul G. Campbell, Jr.
Thomas J. Johnson
Henry M. Swink

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires certain of our officers and directors, and persons who beneficially own more than ten percent of any registered class of First Financial’s equity securities, to file reports of ownership and changes in ownership with the SEC.  Executive officers, directors and greater than ten percent shareholders are required by regulation to furnish us with copies of all Section 16(a) forms they file.  Based solely on a review of the reports and written representations we have received, we believe that during the fiscal year ended September 30, 2010, all filing requirements applicable to its reporting officers, directors and greater than ten percent beneficial owners were properly and timely complied with except the following:  On August 30, 2010, Executive Vice President Daniel S. Vroon filed a late Form 4 reporting the purchase of 1,130 shares held in his Sharing Thrift Plan on August 6, 2010.

SHAREHOLDER PROPOSALS

Article II, Section 15 of First Financial’s Bylaws provides that any new business to be taken up at the annual meeting shall be stated in writing and filed with the Secretary of First Financial in accordance with the provisions of the Certificate of Incorporation.  Article XI of the Certificate of Incorporation provides that notice of a shareholder’s intent to make a nomination or present new business at the meeting must be given not less than 30 days nor more than 60 days prior to the date of the meeting; provided, however, that if less than 31 days notice of the meeting is given to shareholders by First Financial, such notice shall be delivered or mailed to the Secretary of First Financial not later than the close of the tenth day following the day on which notice of the meeting was provided to shareholders. If properly made, such nominations or new business shall be considered by shareholders at the meeting.

In order to be eligible for inclusion in First Financial’s proxy materials for next year’s annual meeting of shareholders, any shareholder proposal to take action at such meeting must be received by Dorothy B. Wright, Corporate Secretary, First Financial Holdings, Inc., 2440 Mall Drive, Charleston, South Carolina 29406, no later than August 19, 2011.  Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

OTHER MATTERS

The Board is not aware of any business to come before the meeting other than the matters described above in this Proxy Statement.  However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

ANNUAL REPORT ON FORM 10-K TO SHAREHOLDERS

A copy of the Annual Report on Form 10-K for the fiscal year ended September 30, 2010 will be mailed to each address of record as of the close of business on the voting record date together with these proxy materials.  THE ANNUAL REPORT ON FORM 10-K IS NOT A PART OF FIRST FINANCIAL’S PROXY SOLICITING MATERIAL.

BY ORDER OF THE BOARD OF DIRECTORS
Dorothy B. Wright
Corporate Secretary
Charleston, South Carolina
December 20, 2010

[Note that proxy card must be attached to preliminary proxy filing]

X PLEASE MARK VOTES AS IN THIS EXAMPLE

REVOCABLE PROXY
FIRST FINANCIAL HOLDINGS, INC.

ANNUAL MEETING OF SHAREHOLDERS
JANUARY 27, 2011

The undersigned hereby appoints Paul G. Campbell, Jr. and Henry M. Swink, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of First Financial Holdings, Inc. (the "Corporation") which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the "Meeting") to be held at the Corporation's office, located at 2440 Mall Drive, Charleston, South Carolina, on Thursday, January 27, 2011, at 5:30 p.m., Eastern Standard Time, and at any and all adjournments and postponements thereof.

	For	With-hold	For All Except
1. The election as directors of all nominees listed (except as marked to the contrary):	☐	☐	☐

Thomas J. Johnson – 3 year term
D. Kent Sharples – 3 year term
B. Ed Shelley, Jr. – 3 year term
Hugh L. Willcox, Jr. – 3 year term

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

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THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" EACH OF OUR DIRECTOR NOMINEES AND THE PROPOSALS LISTED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

The Board of Directors recommends a vote "FOR" its director nominees and the proposals listed above.

Please be sure to date and sign this proxy card in the box below.

Date ____________

Sign above ______________________________

Detach above card, sign, date and mail in postage paid envelope provided.

FIRST FINANCIAL HOLDINGS, INC.

PLEASE ACT PROMPTLY

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the above signed be present and choose to vote at the Meeting or at any adjournments or postponements thereof, and after notification to the Secretary of the Corporation at the Meeting of the shareholder's decision to terminate this proxy, then the power of such attorneys or proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by filing a written notice of revocation with the Secretary of the Corporation or by duly executing a proxy bearing a later date.

The above signed acknowledges receipt from the Corporation, prior to the execution of this proxy, of notice of the Meeting, a Proxy Statement and a Form 10-K.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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ONLINE ANNUAL MEETING MATERIALS:

http://www.cfpproxy.com/4223

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